Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DUKE ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 22, 2012

Dear Shareholder:

            I am pleased to invite you to our annual meeting to be held on Thursday, May 3, 2012, in the O. J. Miller Auditorium located at 526 South Church Street in Charlotte, North Carolina.

            As explained in the enclosed proxy statement, at this year's meeting you will be asked to vote (i) for the election of directors, (ii) for the ratification of the selection of the independent public accountant, (iii) for the approval, on an advisory basis, of Duke Energy Corporation's named executive officer compensation, (iv) for the amendment of the Amended and Restated Certificate of Incorporation of Duke Energy Corporation, (v) against two shareholder proposals and (vi) to consider any other business that may properly come before the meeting.

            It is important that all Duke Energy shareholders, regardless of the number of shares owned, participate in the affairs of the Company. At Duke Energy's last annual meeting, in May 2011, approximately 84 percent of the Company's shares were represented in person or by proxy.

            This year we will again be using the Securities and Exchange Commission ("SEC") rule that allows us to provide our proxy materials to our shareholders over the internet. By doing so, most of our shareholders will only receive a notice containing instructions on how to access the proxy materials over the internet and vote online, by telephone or by mail. If you would still like to request paper copies of the proxy materials, you may follow the instructions on the notice. If you receive paper copies of the proxy materials, we ask you to consider signing up to receive these materials electronically in the future by following the instructions contained in this proxy statement. By delivering proxy materials electronically, we can reduce the consumption of natural resources and the cost of printing and mailing our proxy materials.

            Even if you plan to attend this year's meeting, it is a good idea to vote your shares now, before the meeting, in the event your plans change. This notice and proxy statement contains instructions on how you can vote your shares over the internet, by telephone or by mail. Whether you choose to vote by mail, telephone or internet, your response is greatly appreciated.

            We hope you will find it possible to attend this year's annual meeting, and thank you for your continued interest in Duke Energy.

Sincerely,

James E. Rogers Chairman, President and Chief Executive Officer

Duke Energy Corporation
550 South Tryon Street
Charlotte, NC 28202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 3, 2012

March 22, 2012

            We will convene the annual meeting of shareholders of Duke Energy Corporation on Thursday, May 3, 2012, at 10:00 a.m. in the O. J. Miller Auditorium located at 526 South Church Street in Charlotte, North Carolina.

            The purpose of the annual meeting is to consider and take action on the following:

    1.
    Election of directors;

    2.
    Ratification of Deloitte & Touche LLP as Duke Energy's independent public accountant for 2012;

    3.
    The approval, on an advisory basis, of Duke Energy Corporation's named executive officer compensation;

    4.
    Amendment of the Amended and Restated Certificate of Incorporation of Duke Energy Corporation;

    5.
    A shareholder proposal regarding the issuance of a report on the financial risks of continued reliance on coal;

    6.
    A shareholder proposal regarding an amendment to our organizational documents to require majority voting for the election of directors; and

    7.
    Any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

            Shareholders of record as of the close of business on March 5, 2012, are entitled to vote at the annual meeting. It is important that your shares be represented at this meeting.

            Whether or not you expect to be present at the annual meeting, please take time to vote now. You may vote by telephone, internet or mail. If you choose to vote by mail, you may do so by marking, dating and signing the proxy card and returning it to us. Please follow the voting instructions that are included on your proxy card. Regardless of the manner in which you vote, we urge and greatly appreciate your prompt response.

By order of the Board of Directors,

Marc E. Manly Group Executive, Chief Legal Officer and Corporate Secretary

This proxy statement was first made available to shareholders on or about March 22, 2012.

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	On what am I voting?
A:	•	Election of directors;
	•	Ratification of Deloitte & Touche LLP ("Deloitte") as Duke Energy Corporation's ("Duke Energy" or the "Company") independent public accountant for 2012;
	•	The approval, on an advisory basis, of Duke Energy's named executive officer compensation;
	•	Amendment of the Amended and Restated Certificate of Incorporation of Duke Energy Corporation;
	•	A shareholder proposal relating to the issuance of a report on the financial risks of continued reliance on coal; and
	•	A shareholder proposal regarding an amendment to our organizational documents to require majority voting for the election of directors.
Q:	Who can vote?
A:
Holders of Duke Energy's common stock as of the close of business on the record date, March 5, 2012, are entitled to vote, either in person or by proxy, at the annual meeting. Each share of Duke Energy common stock has one vote.
Q:	How do I vote?
A:	By Proxy—Before the annual meeting, you can give a proxy to vote your shares of Duke Energy common stock in one of the following ways:
	•	by telephone;
	•	by internet; or
	•	by completing and signing your proxy card and mailing it in time to be received prior to the annual meeting.

The telephone and internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or internet, please follow the instructions that are included on your notice.

If you mail us your properly completed and signed proxy card, or vote by telephone or internet, your shares of Duke Energy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:
	•	FOR the election of all nominees for director;

	•	FOR the ratification of Deloitte as Duke Energy's independent public accountant for 2012;
	•	FOR the approval, on an advisory basis, of Duke Energy's named executive officer compensation;
	•	FOR the amendment of the Amended and Restated Certificate of Incorporation of Duke Energy Corporation;
	•	AGAINST the shareholder proposal regarding the issuance of a report on the financial risks of continued reliance on coal; and
	•	AGAINST the shareholder proposal regarding an amendment to our organizational documents to require majority voting for the election of directors;

We do not expect that any other matters will be brought before the annual meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the annual meeting. If an issue should arise for vote at the annual meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the annual meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 5, 2012.
Q:	May I change or revoke my vote?
A:	Yes. You may change your vote or revoke your proxy at any time prior to the annual meeting by:
	•	notifying Duke Energy's Corporate Secretary in writing that you are revoking your proxy;
	•	providing another signed proxy that is dated after the proxy you wish to revoke;
	•	using the telephone or internet voting procedures; or
	•	attending the annual meeting and voting in person.
Q:	Will my shares be voted if I do not provide my proxy?
A:
It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the meeting.

Brokerage firms generally have the authority to vote customers' unvoted shares on certain "routine" matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of Deloitte as Duke Energy's independent public accountant for 2012 if you do not timely provide your proxy because this matter is considered "routine" under the applicable rules. The other items are not considered "routine" and therefore may not be voted by your broker without instruction.
Q:
As a participant in the Duke Energy Retirement Savings Plan, the Duke Energy Retirement Savings Plan for Legacy Cinergy Union Employees (Midwest) or the Duke Energy Retirement Savings Plan for Legacy Cinergy Union Employees (IBEW 1393), how do I vote shares held in my plan account?

A:	If you are a participant in any of these plans, you have the right to provide voting directions to the plan trustee, by submitting your proxy card, for those shares of Duke Energy common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Duke Energy shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participants' voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. Because the plan trustee must process voting instructions from participants before the date of the annual meeting, you are urged to deliver your instructions no later than April 27, 2012.
Q:	What constitutes a quorum?
A:
As of the record date, 1,337,961,335 shares of Duke Energy common stock were issued and outstanding and entitled to vote at the annual meeting. In order to conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by telephone or on the internet, you will be considered part of the quorum. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange ("NYSE") listing standards, does not have discretionary authority to vote on a matter.
Q:	What vote is needed to approve the matters submitted?
A:	•

Election of Directors. Directors are elected by a plurality of the votes cast at the meeting, subject to the Board of Directors' policy regarding resignations for directors who do not receive a majority of 'FOR' votes. 'Plurality' means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

•

Ratification of Deloitte as Duke Energy's independent public accountant for 2012. The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting is required to approve this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on the outcome of the vote for this proposal.

•

Approval, on an advisory basis, of Duke Energy's named executive officer compensation. The affirmative vote of a majority of shares present and entitled to vote at the annual meeting is required to approve this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on the outcome of the vote for this proposal.

•

Approval of an amendment to the Amendment and Restated Certificate of Incorporation. The affirmative vote of 80% of the outstanding shares of all classes of Duke Energy stock is required to approve this proposal. Abstentions and broker non-votes will have the same effect as votes against this proposal.

•

Shareholder proposal regarding the issuance of a report on the financial risks of continued reliance on coal. The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting is required to approve this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on the outcome of the vote for this proposal.

•

Shareholder proposal regarding an amendment to our organizational documents to require majority voting for the election of directors. The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting is required to approve this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on the outcome of the vote for this proposal.

Q:	Who conducts the proxy solicitation and how much will it cost?
A:
Duke Energy is requesting your proxy for the annual meeting and will pay all the costs of requesting shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and request proxies. Georgeson's fee for these services is $21,000, plus out-of-pocket expenses. We can request proxies through the mail or personally by telephone, fax or other means. We can use directors, officers and other employees of Duke Energy to request proxies. Directors, officers and other employees will not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Duke Energy common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors

            The Board of Directors of Duke Energy has nominated the following 11 candidates to serve on the Board. We have a declassified Board of Directors, which means all of the directors are voted on every year at the annual meeting.

            If any director is unable to stand for election, the Board of Directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve. The Corporate Governance Committee, comprised of only independent directors, has recommended each of the current directors as nominees for directors and the Board of Directors has approved their nomination for election:

William Barnet, III
Director of Duke Energy or its predecessor companies since 2005
Chairman, President and Chief Executive Officer
The Barnet Company Inc. and Barnet Development Corporation
Age 69

Mr. Barnet has served as Chairman, President and CEO of Barnet Development Corporation since 1990 and had served as Chairman, President and CEO of the Barnet Company Inc. from 2001 until its dissolution in 2011. Both companies are real estate and investment firms. Mr. Barnet served two terms as mayor of Spartanburg, S.C. and is a former director of Bank of America. In March 2006, Mr. Barnet was named as a Trustee of the Duke Endowment.

Mr. Barnet's qualifications for election include his management experience, his understanding of Duke Energy's South Carolina service territory, and his knowledge of finance and risk management.

G. Alex Bernhardt, Sr.
Director of Duke Energy or its predecessor companies since 1991
Chairman
Bernhardt Furniture Company
Age 68

Mr. Bernhardt has been associated with Bernhardt Furniture Company, a furniture manufacturer, since 1965. He has served as Chairman since 1996 and a director since 1976. Previously he served as President from 1976 until 1996 and CEO from 1996 until 2011. Mr. Bernhardt is a director of Communities In Schools and the North Carolina Nature Conservancy.

Mr. Bernhardt's qualifications for election include his management experience and his knowledge and understanding of industry in Duke Energy's North Carolina service territory.

Michael G. Browning
Director of Duke Energy or its predecessor companies since 1990
Chairman and President
Browning Investments, Inc.
Age 65

Mr. Browning has been Chairman and President of Browning Investments, Inc., a real estate development firm, since 1981. He also serves as owner, general partner or managing member of various real estate entities. Mr. Browning is a former director of Standard Management Corporation, Conseco, Inc. and Indiana Financial Corporation.

Mr. Browning's qualifications for election include his management experience, and his knowledge and understanding of Duke Energy's Midwest service territory. Mr. Browning's financial and investment background adds a valuable perspective to the Board and its committees.

Daniel R. DiMicco
Director of Duke Energy or its predecessor companies since 2007
Chairman, President and Chief Executive Officer
Nucor Corporation
Age 61

Mr. DiMicco has served as President and Chief Executive Officer of Nucor Corporation, a steel company, since 2000. He has been a member of the Nucor Board of Directors since 2000 and has served as its Chairman since 2006. Mr. DiMicco is a former chair of the American Iron and Steel Institute.

Mr. DiMicco's qualifications for election include his management experience, including Chief Executive Officer of a Fortune 500 company and successfully operating a company serving many constituencies. In addition, Mr. DiMicco's experience as Chief Executive Officer of a large industrial corporation provides a valuable perspective on Duke Energy's industrial customer class.

John H. Forsgren
Director of Duke Energy or its predecessor companies since 2009
Retired Vice Chairman, Executive Vice President and Chief Financial Officer
Northeast Utilities
Age 65

Mr. Forsgren was Vice Chairman, Executive Vice President and Chief Financial Officer of Northeast Utilities from 1996 until his retirement in 2004. Mr. Forsgren also is currently a director of The Phoenix Companies, Inc. and of several privately held companies. He is a former director of CuraGen Corporation and Neon Communications Group, Inc.

Mr. Forsgren's qualifications for election include his management and financial experience as Vice Chairman and Chief Financial Officer of a large utility company, and his extensive knowledge of the energy industry and insight on renewable energy.

Ann Maynard Gray
Director of Duke Energy or its predecessor companies since 1994
Former Vice President, ABC, Inc. and
Former President, Diversified Publishing Group of ABC, Inc.
Age 66

Ms. Gray was President, Diversified Publishing Group of ABC, Inc., a television, radio and publishing company, from 1991 until 1997, and was a Corporate Vice President of ABC, Inc. and its predecessors from 1979 to 1998. Ms. Gray is currently a director of The Phoenix Companies, Inc. and a former director of Elan Corporation, plc.

Ms. Gray's qualifications for election include her business experience, both from a management perspective and as a result of her experience as a director at several public companies. Ms. Gray's public company experience has also given her in-depth knowledge of governance principles, which she utilizes on a variety of matters, including, among other things, succession planning, executive compensation and corporate governance.

James H. Hance, Jr.
Director of Duke Energy or its predecessor companies since 2005
Retired Vice Chairman and Chief Financial Officer
Bank of America Corporation
Age 67

Mr. Hance was Vice Chairman of Bank of America from 1994 until his retirement in 2005 and served as Chief Financial Officer from 1988 to 2004. Since retiring in 2005, Mr. Hance has served as a director for various public companies, including Duke Energy Corporation. Mr. Hance is a certified public accountant and spent 17 years with Price Waterhouse (now PricewaterhouseCoopers LLP). He is currently a director of Sprint Nextel Corporation, Cousins Properties Incorporated, Morgan Stanley and Ford Motor Company and a former director of Bank of America, Rayonier Inc. and EnPro Industries, Inc. Mr. Hance also serves as a Senior Advisor to the Carlyle Group.

Mr. Hance's qualifications for election include his management and financial experience as Vice Chairman and Chief Financial Officer of one of our nation's largest financial institutions, his broad background as a director of a number of large financial and industrial corporations, and his expertise in finance.

E. James Reinsch
Director of Duke Energy or its predecessor companies since 2009
Retired Senior Vice President and Partner
Bechtel Group
Age 68

Mr. Reinsch was Senior Vice President and Partner of Bechtel Group from 2003 to 2008 and past president of Bechtel Nuclear from 2000 until his retirement in 2009. He has served on the boards of several international nuclear energy organizations, including the International Nuclear Energy Academy. He has also served on the U.S. Department of Energy's Hydrogen and Fuel Cell Technical Advisory Committee.

Mr. Reinsch's qualifications for election include his management experience and extensive knowledge of the nuclear industry and construction business.

James T. Rhodes
Director of Duke Energy or its predecessor companies since 2001
Retired Chairman, President and Chief Executive Officer
Institute of Nuclear Power Operations
Age 70

Dr. Rhodes was Chairman and CEO of the Institute of Nuclear Power Operations, a nonprofit corporation promoting safety, reliability and excellence in nuclear plant operation, from 1998 to 1999 and Chairman, President and CEO from 1999 until his retirement in 2001. He served as President and CEO of Virginia Electric & Power Company, a subsidiary of Dominion Resources, Inc., from 1989 until 1997. Dr. Rhodes is a former member of the Advisory Council for the Electric Power Research Institute.

Dr. Rhodes' qualifications for election include his management experience as Chief Executive Officer of a large non-profit organization in the energy industry, as well as his in-depth knowledge of the energy and nuclear industry.

James E. Rogers
Director of Duke Energy or its predecessor companies since 1988
Chairman, President and Chief Executive Officer
Duke Energy Corporation
Age 64

Mr. Rogers has served as President, CEO and a member of the Board of Directors of Duke Energy since its merger with Cinergy Corp. in 2006 and has served as Chairman since 2007. Mr. Rogers was Chairman and CEO of Cinergy Corp. from 1994 until its merger with Duke Energy. He was formerly Chairman, President and CEO of PSI Energy, Inc. from 1988 until 1994. Mr. Rogers is currently a director of Applied Materials, Inc. and CIGNA Corporation and a former director of Fifth Third Bancorp.

Mr. Rogers' qualifications for election include his 23 years as Chief Executive Officer of a utility company, and his expertise in the energy industry, the affairs of the Company and its businesses.

Philip R. Sharp
Director of Duke Energy or its predecessor companies since 2007
President
Resources for the Future
Age 69

Dr. Sharp has served as President of Resources for the Future since 2005. He joined Duke Energy's Board of Directors in 2007, having previously served on the board of directors of one of its predecessor companies from 1995 to 2006. Dr. Sharp was a member of Congress from Indiana for 20 years, serving on the House Energy and Commerce Committee. He is a member of the Blue Ribbon Commission on America's Nuclear Future, and he currently serves as Congressional Chair of the non-profit National Commission on Energy Policy.

Dr. Sharp's qualifications for election include broad experience in government, including regulatory and legislative processes, as well as his understanding of governmental relations, public policy and the energy industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

INFORMATION ON THE BOARD OF DIRECTORS

Board of Directors' Leadership Structure and Meeting Attendance

            The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including having an independent lead director with the following responsibilities: (i) leading, in conjunction with the Corporate Governance Committee, the process for review of the Chief Executive Officer and Board, (ii) presiding at Board of Directors' meetings when the Chairman is not present, (iii) presiding at executive sessions of the non-management directors, (iv) assisting in the setting of the Board of Directors' meeting agendas with the Chairman, and (v) serving as a liaison between the independent directors and the Chairman and the Chief Executive Officer. Ms. Gray was appointed by the Board of Directors as lead independent director on April 4, 2006.

            The Board of Directors of Duke Energy met 11 times during 2011, and has met 4 times so far in 2012. No director attended less than 75 percent of the total of the Board of Directors' meetings and the meetings of the committees upon which he or she served. Directors are encouraged to attend the annual meeting of shareholders. All members of the Board of Directors attended Duke Energy's last annual meeting of shareholders on May 5, 2011.

Risk Oversight

            The Board is actively involved in the oversight of risks that could affect Duke Energy. This oversight is conducted primarily through the Finance and Risk Management Committee of the Board but also through the other committees of the Board, as appropriate. See below for descriptions of each of the committees. The Board and its committees, including the Finance and Risk Management Committee, satisfy this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Duke Energy.

Independence of Directors

            The Board of Directors may determine a director to be independent if the Board of Directors has affirmatively determined that the director has no material relationship with Duke Energy or its subsidiaries (references in this proxy statement to Duke Energy's subsidiaries shall mean its consolidated subsidiaries), either directly or as a shareholder, director, officer or employee of an organization that has a relationship with Duke Energy or its subsidiaries. Independence determinations are generally made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board of Directors in the interim, at such time.

            The Board of Directors has determined that none of the directors, other than Mr. Rogers, has a material relationship with Duke Energy or its subsidiaries, and all are, therefore, independent under the listing standards of the NYSE and the rules and regulations of the SEC. In arriving at this determination, the Board of Directors considered all transactions and the materiality of any relationship with Duke Energy and its subsidiaries in light of all facts and circumstances.

            The Board also considers its Standards for Assessing Director Independence which set forth certain relationships between Duke Energy and directors and their immediate family members, or affiliated entities, that the Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director's independence. In the event a director has a relationship with Duke Energy that is not addressed in the Standards for Assessing Director Independence, the independent members of the Board determine whether such relationship is material. For Mr. DiMicco, the Board considered his position at Nucor Corporation ("Nucor") and its relationship with Duke Energy Indiana, Inc. ("Duke Energy Indiana") as Nucor's electric service provider to one of its plants located in the Duke Energy Indiana service territory. See Related Person Transactions on page 76 for further information. This relationship was deemed not to impair Mr. DiMicco's independence as the amount received by Duke Energy in each of the last three years is less than 2% of Nucor's consolidated gross revenues, which is the threshold that could impair independence under the rules of the NYSE and our Standards for Assessing Director Independence. In addition to these relationships, the Board considered that Duke Energy in the ordinary course of business purchases products and services from, or provides electric service to, companies at which some of our directors are officers.

Board of Directors' Committees

            The Board of Directors has the five standing committees described below:

  •
  Audit Committee

    The Audit Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of Duke Energy and its subsidiaries. It also reviews with the independent public accountant the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Duke Energy and its subsidiaries, and makes reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Duke Energy by its independent public accountant. Pursuant to this responsibility, the Audit Committee adopted the policy on Engaging the Independent Auditor for Services, which provides that the Audit Committee will establish detailed services and related fee levels that may be provided by the independent public accountant and review such policy annually. See page 18 for additional information on the Audit Committee's pre-approval policy.

    The Board of Directors has determined that Mr. Browning is an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. See page 6 for a description of his business experience.

    This committee met 10 times in 2011 and has met 3 times so far in 2012. During 2011 and currently, the Audit Committee is comprised of Mr. Browning (Chair), Mr. Bernhardt, Mr. Forsgren, Dr. Rhodes and Dr. Sharp. Each of these members has been determined to be "independent" within the meaning of the NYSE's listing standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company's categorical standards for independence. In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE's rules and the rules and regulations of the SEC.

  •
  Corporate Governance Committee

    The Corporate Governance Committee considers matters related to corporate governance and formulates and periodically revises governance principles. It recommends the size and composition of the Board of Directors and its committees and recommends potential successors to the Chief Executive Officer. This committee also recommends to the Board of Directors the slate of nominees, including any nominees recommended by shareholders, for director for each year's annual meeting and, when vacancies occur, names of individuals who would make suitable directors of Duke Energy. This committee may engage an external search firm or a third party to identify or evaluate or to assist in identifying or evaluating a potential nominee. The committee also performs an annual evaluation of the performance of the Chief Executive Officer with input from the full Board of Directors.

    This committee met 7 times in 2011 and has met 2 times so far in 2012. During 2011 and currently, the Corporate Governance Committee members are Ms. Gray (Chair), Mr. Browning and Mr. DiMicco. Each of these members has been determined to be "independent" within the meaning of the NYSE's listing standards and the Company's categorical standards for independence.

  •
  Compensation Committee

    The Compensation Committee establishes and reviews the overall compensation philosophy, reviews and approves the salaries and other compensation of certain employees, including all executive officers of Duke Energy, reviews and approves compensatory agreements with executive officers, approves equity grants and reviews the effectiveness of, and approves changes to, compensation programs. This committee also makes recommendations to the Board of Directors on compensation for outside directors.

    This committee met 9 times in 2011 and has met 3 times so far in 2012. During 2011 and currently, the Compensation Committee members are Mr. Hance (Chair), Mr. DiMicco, Mr. Forsgren and Ms. Gray. Each of these members has been determined to be "independent" within the meaning of the NYSE's listing standards and the Company's categorical standards for independence, to be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and, other than Mr. DiMicco, to be "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act.

  •
  Finance and Risk Management Committee

    The Finance and Risk Management Committee is primarily responsible for the oversight of risk at the Company. This oversight function includes reviews of Duke Energy's financial and fiscal affairs and makes recommendations to the Board of Directors regarding dividends, financing and fiscal policies, and significant transactions. It reviews the financial exposure of Duke Energy, as well as mitigating strategies, reviews Duke Energy's risk exposure as related to overall company portfolio and impact on earnings, and reviews the financial impacts of major projects as well as capital expenditures.

    This committee met 6 times in 2011 and has met 1 time so far in 2012. During 2011 and currently, the Finance and Risk Management Committee is comprised of Mr. Barnet (Chair), Mr. Browning, Ms. Gray, Mr. Hance and Mr. Reinsch.

  •
  Nuclear Oversight Committee

    The Nuclear Oversight Committee provides oversight of the nuclear safety, operational and financial performance, and long-term plans and strategies of Duke Energy's nuclear power program. The oversight role is one of review, observation and comment and in no way alters management's authority, responsibility or accountability.

    This committee met 8 times in 2011 and has met 1 time so far in 2012. During 2011 and currently, the Nuclear Oversight Committee members are Dr. Rhodes (Chair), Mr. Barnet, Mr. Bernhardt, Mr. Reinsch and Dr. Sharp.

Each committee operates under a written charter adopted by the Board of Directors. The charters are posted on our website at http://www.duke-energy.com/corporate-governance/board-committee-charters.asp.

Board of Directors Committee Membership Roster (as of March 22, 2012)

Name	Audit		Compensation		Corporate Governance		Finance and Risk Management		Nuclear Oversight
William Barnet, III							X	*	X
G. Alex Bernhardt, Sr.	X								X
Michael G. Browning	X	*			X		X
Daniel R. DiMicco			X		X
John H. Forsgren	X		X
Ann Maynard Gray			X		X	*	X
James H. Hance, Jr.			X	*			X
E. James Reinsch							X		X
James T. Rhodes	X								X	*
James E. Rogers
Philip R. Sharp	X								X

*
Committee Chair

Director Compensation

            Annual Retainer and Fees.    During 2011, the retainer and meeting fees paid to our outside directors consisted of:

		Meeting Fees
Type of Fee	Fee (Other Than for Meetings)($)	In-Person Attendance at Meetings Held in Conjunction With a Regular Board of Directors Meeting($)	In-Person Meetings Not Held in Conjunction With a Regular Board of Directors Meeting($)	Telephonic Participation in Meetings($)
Annual Board of Directors Retainer (Cash)	50,000
Annual Board of Directors Retainer (Stock)	100,000
Board of Directors Meeting Fees		2,000	2,500	2,000
Annual Lead Director Retainer	35,000
Annual Audit Committee Chair Retainer	20,000
Annual Chair Retainer (Other Committees)	10,000
Audit Committee Meeting Fees		3,000	2,500	2,000
Nuclear Oversight Committee Meeting Fees		4,000	2,500	2,000
Other Committee Meeting Fees		2,000	2,500	2,000

            Annual Stock Retainer for 2011.    In 2011, each eligible director received the portion of his or her annual retainer that was payable in stock in the form of fully-vested shares granted under the Duke Energy Corporation 2010 Long-Term Incentive Plan. Each director received 5,342 shares of stock.

            Deferral Plans and Stock Purchases.    Directors may elect to receive all or a portion of their annual compensation, consisting of retainers and attendance fees, on a current basis, or defer such compensation under the Duke Energy Corporation Directors' Savings Plan (the "Directors' Savings Plan"). Deferred amounts are credited to an unfunded account, the balance of which is adjusted for the performance of phantom investment options, including the Duke Energy common stock fund, as elected by the director, and generally are paid when the director terminates his or her service from the Board of Directors.

            Charitable Giving Program.    The Duke Energy Foundation, independent of Duke Energy, maintains The Duke Energy Foundation Matching Gifts Program under which directors are eligible to request matching contributions of up to $5,000 per director per calendar year to qualifying institutions. In addition, Duke Energy maintains a Directors' Charitable Giving Program. Eligibility for this program has been frozen and only Ms. Gray is eligible. Under this program, Duke Energy will make, upon the director's death, donations of up to $1,000,000 to charitable organizations selected by the director. Ms. Gray may request that donations be made under this program during her lifetime, in which case the maximum donation will be reduced on an actuarially-determined net present value basis. In 2011, no donations were made on behalf of Ms. Gray. Duke Energy maintains a life insurance policy on Ms. Gray to fund donations under this program.

            Expense Reimbursement and Insurance.    Duke Energy provides travel insurance to directors in the amount of $500,000, and reimburses directors for expenses reasonably incurred in connection with attendance and participation at Board of Directors and committee meetings and special functions.

            Gifts.    Duke Energy presented a 2011 holiday gift to each person who was an outside director as of December 31, 2011. The aggregate cost of the gifts to all directors was $3,198.

            Stock Ownership Guidelines.    Outside directors are subject to stock ownership guidelines, which establish a target level of ownership of Duke Energy common stock (or common stock equivalents). Currently each outside director is required to own shares with a value equal to at least five times the annual Board of Directors cash retainer (i.e., an ownership level of $250,000) or retain 50% of his or her vested annual equity retainer. All outside directors were in compliance with the guidelines as of December 31, 2011.

            The following table describes the compensation earned during 2011 by each individual who served as an outside director during 2011.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
William Barnet, III	123,000	100,000	0	5,553	228,553
G. Alex Bernhardt, Sr.	121,500	100,000	12,166	5,553	239,219
Michael G. Browning	138,500	100,000	0	5,553	244,053
Daniel R. DiMicco	100,500	100,000	0	553	201,053
John H. Forsgren	115,500	100,000	0	5,553	221,053
Ann Maynard Gray	168,500	100,000	0	5,053	273,553
James H. Hance, Jr.	108,000	100,000	0	5,553	213,553
E. James Reinsch	111,000	100,000	0	5,553	216,553
James T. Rhodes	136,500	100,000	0	5,553	242,053
Philip R. Sharp	122,000	100,000	0	3,053	225,053

(1)
Messrs. Bernhardt, Browning, DiMicco and Reinsch and Dr. Rhodes elected to defer $121,500; $138,500; $100,500; $55,500; and $68,250, respectively, of their 2011 cash compensation under the Directors' Savings Plan.

(2)
This column reflects the grant date fair value of the stock retainer granted to each eligible director during 2011. The grant date fair value was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 ("Annual Report") for an explanation of the assumptions made in valuing these awards. Messrs. Bernhardt, Browning, Forsgren and Reinsch and Dr. Rhodes elected to defer their 2011 stock retainer of 5,342 Duke Energy shares under the Directors' Savings Plan.

(3)
As of December 31, 2011, the following directors held outstanding option awards, covering Duke Energy and Spectra Energy* shares, as follows:

Name	Duke Energy Stock Options (#)	Spectra Energy Stock Options (#)
G. Alex Bernhardt, Sr.	4,000	2,000
Ann Maynard Gray	4,000	2,000
James T. Rhodes	4,000	2,000

    *Duke Energy spun off its gas businesses effective January 2, 2007, to form Spectra Energy.

(4)
Reflects above-market interest earned on a grandfathered investment fund previously provided under a predecessor plan to the Directors' Savings Plan. Participants can no longer defer compensation into the grandfathered investment fund, but continue to be credited with interest at the fixed rate on amounts previously deferred to such fund.

(5)
As described in the following table, All Other Compensation for 2011 includes a business travel accident insurance premium that was prorated among the directors based on their service on the Board of Directors during 2011, matching gift contributions made by The Duke Energy Foundation in the director's name to charitable organizations, and a holiday gift.

Name	Business Travel Accident Insurance ($)	Matching Charitable Contributions ($)	Holiday Gift ($)	Total ($)
William Barnet, III	233	5,000	320	5,553
G. Alex Bernhardt, Sr.	233	5,000	320	5,553
Michael G. Browning	233	5,000	320	5,553
Daniel R. DiMicco	233	0	320	553
John H. Forsgren	233	5,000	320	5,553
Ann Maynard Gray	233	4,500	320	5,053
James H. Hance, Jr.	233	5,000	320	5,553
E. James Reinsch	233	5,000	320	5,553
James T. Rhodes	233	5,000	320	5,553
Philip R. Sharp	233	2,500	320	3,053

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS DUKE ENERGY CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANT FOR 2012

            Representatives of Deloitte are expected to be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions. Information on Deloitte's fees for services rendered in 2011 and 2010 follows:

Duke Energy

Type of Fees	2011	2010
Audit Fees(a)	$8,500,000	$8,500,000
Audit-Related Fees(b)	2,750,000	2,100,000
Tax Fees(c)	205,000	775,000
All Other Fees(d)	35,000	25,000

Total Fees:	$11,490,000	$11,400,000

(a)
Audit Fees are fees billed, or expected to be billed, for professional services for the audit of Duke Energy's consolidated financial statements included in Duke Energy's annual report on Form 10-K and review of financial statements included in Duke Energy's quarterly reports on Form 10-Q, services that are normally provided by Deloitte in connection with statutory, regulatory or other filings or engagements or any other service performed by Deloitte to comply with generally accepted auditing standards. Audit fees also include fees billed or expected to be billed by Deloitte for professional services related to internal controls work under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.

(b)
Audit-Related Fees are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of an audit or review of Duke Energy's financial statements, including assistance with acquisitions and divestitures and internal control reviews.

(c)
Tax Fees are fees billed by Deloitte for tax return assistance and preparation, tax examination assistance, and professional services related to tax planning and tax strategy.

(d)
All Other Fees are fees billed by Deloitte for any services not included in the first three categories, primarily translation of audited financials into foreign language, accounting training and conferences.

            To safeguard the continued independence of the independent public accountant, the Audit Committee adopted a policy that provides that the independent public accountant is only permitted to provide services to Duke Energy and its subsidiaries, that have been pre-approved by the Audit Committee. Pursuant to the policy, detailed audit services, audit-related services, tax services and certain other services have been specifically pre-approved up to certain fee limits. In the event that the cost of any of these services may exceed the pre-approved limits, the Audit Committee must pre-approve the service. All other services that are not prohibited pursuant to the SEC's or other applicable regulatory bodies' rules of regulations must be specifically pre-approved by the Audit Committee. All services performed in 2011 and 2010 for Duke Energy by the independent public accountant were approved by the Audit Committee pursuant to its pre-approval policy.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS DUKE ENERGY CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANT FOR 2012.

PROPOSAL 3: ADVISORY VOTE TO APPROVE DUKE ENERGY CORPORATION'S NAMED EXECUTIVE OFFICER COMPENSATION

            As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), we included two shareholder votes on named executive officer compensation in last year's annual proxy statement. In those votes, which were advisory and nonbinding, our shareholders approved the compensation of our named executive officers as disclosed in the annual 2011 proxy statement (commonly referred to as a "say-on-pay" vote) and approved the recommendation of our Board of Directors to hold future say-on-pay votes on an annual basis.

            As a result, we are providing our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

            In connection with this proposal, the Board of Directors encourages shareholders to review in detail the description of the compensation program for our named executive officers that is set forth in the Compensation Discussion and Analysis beginning on page 35, as well as the information contained in the compensation tables and narrative discussion in this proxy statement.

            As described in more detail in the Compensation Discussion and Analysis section, the guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of our executives and shareholders should be aligned. Our compensation program is designed to provide significant upside and downside potential depending on actual results as compared to predetermined measures of success. A significant portion of our named executive officers' total direct compensation is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value. We supplement our pay-for-performance program with a number of compensation policies that are aligned with the long-term interests of Duke Energy and its shareholders.

            We are asking our shareholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting "FOR" the following resolution:

    "RESOLVED, that the shareholders of Duke Energy approve, on an advisory basis, the compensation paid to Duke Energy's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in Duke Energy's 2012 proxy statement."

            Because your vote is advisory, it will not be binding on the Board of Directors, the Compensation Committee or Duke Energy. The Compensation Committee, however, will review the voting results and will take them into consideration when making future decisions regarding the compensation of our named executive officers.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DUKE ENERGY CORPORATION

            The Board of Directors has unanimously approved, and recommends that the shareholders approve, an amendment to Duke Energy Corporation's Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation currently requires the affirmative vote of the combined voting power of 80% of the outstanding shares of all classes of Duke Energy to approve, among other things, the following actions:

  •
  Amend the provision which provides for the method to amend the Amended and Restated Certificate of Incorporation;

  •
  Change the number of directors that constitute the Company's Board of Directors

  •
  Remove a director or directors from office for cause;

  •
  Change the method by which vacancies can be filled on the Board of Directors; and

  •
  Change the method by which directors shall be elected and hold office until the next annual meeting of shareholders.

            The proposed amendment would reduce the voting requirements for these actions from 80% to 75% of the outstanding shares of all classes of Duke Energy stock.

            These supermajority requirements are designed to protect Duke Energy's shareholders by requiring that fundamental changes in how Duke Energy is governed be made with the approval of a substantial majority of Duke Energy's shareholders. However, the Board believes that lowering the voting requirement from 80% to 75% will enhance accountability to shareholders but still maintain the protections to Duke Energy's shareholders provided by the supermajority requirement.

            The Board adopted an amendment of Duke Energy's Amended and Restated Certificate of Incorporation as set forth in the attached Appendix A, and recommends that shareholders approve this amendment by voting FOR Proposal 4.

            The affirmative vote of at least 80% of the outstanding shares entitled to vote in the election of directors is required to adopt this amendment.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DUKE ENERGY CORPORATION TO REDUCE THE SUPERMAJORITY SHAREHOLDER VOTING REQUIREMENTS FROM 80% TO 75%.

SHAREHOLDER PROPOSALS

            Proposals 5 and 6 are proposals we received from our shareholders. If the proponents of these proposals, or representatives who are qualified under state law, are present at our Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The shareholder proposals, including any supporting statements, are included exactly as submitted to us by the proponents of these proposals. The Board of Directors recommends voting "against" each proposal. We will promptly provide you with the name, address and, to our knowledge, the number of voting securities held by the proponents of the shareholder proposals, upon receiving a written or oral request.

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING THE ISSUANCE OF A REPORT ON THE FINANCIAL RISKS OF CONTINUED RELIANCE ON COAL

            Whereas:

            Coal-dependent electric utilities face numerous challenges and uncertainty from coal prices and volatility, competition from alternative generating sources, costs of environmental compliance, and construction risk for new coal plants.

            Duke's merger with Progress creates a fleet of 57,000 MW generating capacity, 42% from coal. Duke will own and operate 89 coal-generating units: 56 units lack sulfur dioxide controls; none have mercury controls. Average age of its 74 unit regulated coal fleet is 50 years and 42 years for its 15 unit merchant coal fleet.

            Combined, Duke and Progress sourced 64% of their coal from Central Appalachia and 35% from Illinois Basin in 2010. Between December 2009 and October 2011, CAPP coal price increased 48% and ILB increased 20%. Analysts predict continued upward pressure on coal prices with more erratic price swings.

            Deutsche Bank calculates it is more economical to burn natural gas than coal to generate electricity when natural gas costs $4-6/mmBtu. The Henry Hub price for natural gas through 2025 is under $6. Lazard Ltd. calculated the levelized cost of electricity for wind, in most cases, as less than that for coal; thin-film solar, biomass, and geothermal costs are, in many cases, less than that for coal.

            Coal dependent utilities face increased capital cost for coal plant emissions controls. While EPA has agreed to ease or delay some new power plant pollution regulations, it is moving, pursuant to court order, to adopt new rules that will keep 91% of coal's mercury emissions from the air. Analysts estimate that compliance costs for mercury regulations could cause retirement of 61-75 GW of US coal-fired generation capacity. Utility analysts agree that older, smaller, coal plants without control technology and much of the nation's merchant coal fleet are uneconomical and should be retired.

            Progress will retire 13 coal units by 2014, while Duke has $5 billion slated for capital expenses for pollution controls over the next 10 years. Duke Carolina's economist testified in rate proceedings that its capital expenditure program is "significant" and "could materially dilute the Company's current earning and cash flows."

            Although Duke is retiring coal units, it is investing in new coal at Cliffside, NC and Edwardsport, IN. The Edwardsport plant, originally estimated to cost $1.95 billion, is now projected to cost $2.88 billion; costs for Cliffside's Unit 6 have gone from $1.9 billion to $2.4 billion. Indiana's Governor has stated that Duke, not ratepayers, should be responsible for $920 million of Edwardsport's overruns.

    RESOLVED

            Shareowners request that Duke Board of Directors report to shareholders by November 2012, at reasonable cost and omitting proprietary information, on plans to reduce our company's exposure to coal-related costs and risks, including progress toward achieving specific goals to minimize commodity risks, emissions other than greenhouse gases, costs of environmental compliance, and construction risks.

Opposing Statement of the Board of Directors:

Your Board recommends a vote "AGAINST" this proposal for the following reasons:

            Duke Energy is committed to finding new ways to confront our industry's biggest challenges, including greenhouse gas emissions and other issues associated with coal plants. The risks associated with these issues, financial and otherwise, are examined by our Board of Directors and management on a regular basis. As a result, Duke Energy has been very active in investing in new technologies, expanding our use of energy efficiency and providing our customers with low carbon options, such as renewable energy, in order to meet the future energy demands of our customers. We have also been forthcoming on our website and in our public filings about all of the risks associated with the business. Accordingly, the Board of Directors believes this report is unnecessary as it is duplicative of information that Duke Energy already provides.

            Duke Energy reports metrics associated with our coal plants and carbon emissions and the associated risks in our annual Sustainability Report. Duke Energy also discloses the material risks related to climate change and climate change in our Annual Report on Form 10-K filed with the SEC and provided to our shareholders every year. Furthermore, we respond annually to the Carbon Disclosure Project questionnaire which is sent publicly available on their website.

            A link to both the Sustainability Report and the Carbon Disclosure Project website is provided on Duke Energy's website at http://www.duke-energy.com/environment/reports.asp. Our Investor Response to the Carbon Disclosure Project discloses in detail how the Board and our management reviews the risks related to climate change and carbon emissions. It also discusses the financial implications of those risks and the actions the company has taken to manage the associated risks, such as adding to our nuclear capacity, increasing our wind and solar power and instituting various energy efficiency programs. In addition to those actions, Duke Energy has invested in constructing the IGCC unit at Edwardsport, as the Proposal mentions; however, the Proposal fails to mention that, though the IGCC unit at Edwardsport is a coal facility, it will be a clean coal facility that will reduce emissions by as much as 45% per megawatt hour.

            Because of Duke Energy's extensive disclosure on the risks associated with our business, including the costs and benefits associated with the alternative fuel sources—we have to choose from, we believe that preparation of the proponent's requested report would be duplicative and an unnecessary waste of Company resources.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL REGARDING THE ISSUANCE OF A REPORT ON THE FINANCIAL RISKS OF CONTINUED RELIANCE ON COAL.

PROPOSAL 6: SHAREHOLDER PROPOSAL REGARDING AN AMENDMENT TO OUR ORGANIZATIONAL DOCUMENTS TO REQUIRE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS

            Resolved: That the shareholders of Duke Energy Corporation ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

            Board support for majority voting in director elections is overdue at Duke Energy. Despite the Duke Energy Board of Director's opposition to the majority vote standard proposal at the last annual meeting, a strong percentage of Company shareholders supported the majority vote standard proposal. Board members, more than others, should appreciate the importance of establishing a meaningful vote standard. When Board members at Duke Energy stand for election in uncontested elections, they should be required to receive at least half the votes cast in order to be elected. Under the company's current plurality standard, a Board nominee can be elected with little affirmative vote support, even if a substantial majority of the votes cast are "withheld" from the nominee.

            Over the past six years, nearly 80% of the companies in the S&P 500 Index has adopted a majority vote standard in company bylaws, articles of incorporation or charter. These companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. However, Duke Energy has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more "withhold" votes than "for" votes. The plurality vote standard remains in place.

            Duke Energy's Board of Directors has not acted to establish a majority vote standard, despite the fact that many of its self-identified peer companies including American Electric Power, Ameren, Dominion Resources, CenterPoint Energy, Consolidated Edison, Constellation Energy, FPL Group and Exelon have adopted majority voting. With a majority vote standard in place, the Board could then act to refashion its director resignation policy to address the status of an unelected director. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Duke Energy, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard.

Opposing Statement of the Board of Directors:

Your Board recommends a vote "AGAINST" this proposal for the following reasons:

            The Board of Directors agrees that sound corporate governance policies and practices are important to the success of the Company. However, after careful review of the proposal in comparison to our current director election policies, the Board recommends a vote against this proposal at this time for a number of reasons.

            In the last 5 years since the merger of Duke Energy and Cinergy Corp., no director nominee has received less than approximately 90 percent of the shares voted. As a result, the outcome of director elections in these years would not have been any different under a majority voting standard.

            Not only have our Directors historically received very high levels of support, but we maintain a strong director nomination and election process which identifies and proposes qualified independent director nominees to serve the best interests of the Company and our shareholders. This nomination and election process has resulted in a Board that consists of highly-qualified Directors from diverse backgrounds who, except for our Chairman and CEO, all meet the definition of independence under the NYSE listing standards. Because our shareholders have a history of electing highly-qualified and independent directors using a plurality voting system, a change in the director election process is not necessary to improve our corporate governance. In fact, independent corporate governance agencies have recognized our strong corporate governance structure and initiatives. In 2011, RiskMetrics Group rated our Board Structure as being of Low Concern, their highest rating.

            Second, in 2006, the Board amended our Principles for Corporate Governance to include a director resignation policy in order to address the type of concerns expressed in the proposal. The director resignation policy provides that a nominee for director who fails to receive a greater number of votes "for" his or her election than votes "withheld" from his or her election must tender his or her resignation. The Corporate Governance Committee must then recommend to the Board whether or not to accept such resignation. For further information on this policy, see the Report of the Corporate Governance Committee on page 30. Therefore, as a practical matter, the majority voting standard under this proposal and our existing director resignation policy would produce the exact same result—any director nominee who fails to obtain support from a majority of votes cast would not serve on our Board subject to final review by the full Board. Because our current director resignation policy already accomplishes the objective of the shareholder proposal, the adoption of a majority vote standard is unnecessary.

            Finally, the majority vote standard advocated by the proponent is a relatively new practice which could lead to unintended or adverse consequences. For example, this standard could result in an entire slate of nominees being rejected, or an insufficient number of independent directors being elected to satisfy the NYSE listing standards or securities laws' requirements. In such events, we could be incapable of taking important corporate action until the situation was resolved. Given these issues and our history of having a Board that is highly qualified and consistently elected by an overwhelming majority of our shareholders, we do not believe it is in our shareholders' best interest to implement the proponent's voting standard at this time.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTING FOR THE ELECTION OF DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table indicates the amount of Duke Energy common stock beneficially owned by the current directors, the executive officers listed in the Summary Compensation Table under Executive Compensation (referred to as the named executive officers), and all directors and executive officers as a group as of March 5, 2012.

Name or Identity of Group	Total Shares Beneficially Owned(1)	Percent of Class
William Barnet, III	40,347	*
G. Alex Bernhardt, Sr.	116,037	*
Michael G. Browning	284,049	*
Daniel R. DiMicco	56,352	*
John H. Forsgren	15,275	*
Lynn J. Good	139,147	*
Ann Maynard Gray	98,120	*
James H. Hance, Jr.	88,182	*
Dhiaa M. Jamil	67,883	*
Marc E. Manly	62,925	*
E. James Reinsch	34,880	*
James T. Rhodes	55,388	*
James E. Rogers	4,166,005	*
Philip R. Sharp	27,505	*
B. Keith Trent	1,144	*
Directors and executive officers as a group (18)	5,412,130	*

*
Represents less than 1%.

(1)
Includes the following number of shares with respect to which directors and executive officers have the right to acquire beneficial ownership within sixty days of March 5, 2012: Mr. Barnet—336; Mr. Bernhardt—4,000; Mr. Browning—33,534; Mr. DiMicco—21,517; Mr. Forsgren—12,208; Ms. Good—24,337; Ms. Gray—4,000; Mr. Hance—0; Mr. Jamil—2,125; Mr. Manly—0; Mr. Reinsch—12,208; Dr. Rhodes—6,706; Mr. Rogers—1,720,319; Dr. Sharp—0; Mr. Trent—0; and all directors and executive officers as a group 1,852,890.

            We are not aware of any shareholder who was the beneficial owner of more than 5% of Duke Energy's outstanding shares of common stock as of December 31, 2011. This information is based on the most recently available reports filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

            The following is the report of the Audit Committee with respect to Duke Energy's audited financial statements for the fiscal year ended December 31, 2011.

            The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or "incorporated by reference" in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Duke Energy specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

            The purpose of the Audit Committee is to assist the Board in its general oversight of Duke Energy's financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee and is available on our website at http://www.duke-energy.com/corporate-governance/board-committee-charters/audit.asp.

            The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte, the Company's independent public accountant. Management is responsible for the preparation, presentation and integrity of Duke Energy's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and, evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States ("GAAP"), as well as expressing an opinion on the effectiveness of internal control over financial reporting.

            The Audit Committee reviewed the Company's audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements were prepared in accordance with GAAP.

            In addition, management completed the documentation, testing and evaluation of Duke Energy's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management presented to the Audit Committee on the effectiveness of the Company's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company's Annual Report on

Form 10-K for the fiscal year ended December 31, 2011 ("Form 10-K") filed with the SEC, as well as Deloitte's Report of Independent Registered Public Accounting Firm included in the Company's Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedules and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in fiscal 2011.

            The Audit Committee has discussed with Deloitte the matters required to be discussed by professional and regulatory requirements, including, but not limited to, the standards of the Public Company Accounting Oversight Board regarding The Auditors' Communications with Those Charged with Governance. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by "Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence" that relates to Deloitte's independence from Duke Energy and its subsidiaries and the Audit Committee has discussed with Deloitte the firm's independence.

            Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended that the audited financial statements be included in Duke Energy's Form 10-K, for filing with the SEC.

Audit Committee
Michael G. Browning (Chair) G. Alex Bernhardt, Sr. John H. Forsgren James T. Rhodes Philip R. Sharp

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

            The following is the report of the Corporate Governance Committee with respect to its philosophy, responsibilities and initiatives.

Philosophy and Responsibilities

            We believe that sound corporate governance has three components: (i) Board of Directors' independence, (ii) processes and practices that foster solid decision-making by both management and the Board of Directors, and (iii) balancing the interests of all of our stakeholders—our investors, customers, employees, the communities we serve and the environment. The Corporate Governance Committee's charter is available on our website at http://www.duke-energy.com/corporate-governance/board-committee-charters/corporate-governance.asp and is summarized below.

            Membership.    The Committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

            Responsibilities.    The Committee's responsibilities include, among other things: (i) implementing policies regarding corporate governance matters; (ii) assessing the Board of Directors membership needs and recommending nominees; (iii) recommending to the Board of Directors those directors to be selected for membership on, or removal from, the various Board of Directors' committees and those directors to be designated as chairs of Board of Directors' committees; and (iv) sponsoring and overseeing performance evaluations for the various Board of Directors' committees, the Board of Directors as a whole, and the directors and management, including the Chief Executive Officer.

            Investigations and Evaluations.    The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee's duties and responsibilities, and may retain, at the Company's expense, and in the Committee's sole discretion, consultants to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms, such fees to be borne by the Company. Finally, the Committee conducts an annual self-evaluation of its performance.

Governance Initiatives

            All of our Board of Directors committee charters, as well as our Principles for Corporate Governance, Code of Business Ethics for Employees and Code of Business Conduct & Ethics for Directors are available on our website at http://www.duke-energy.com/investors/corporate-governance.asp. Any amendments to or waivers from our Code of Business Ethics for executive officers or Code of Business Conduct & Ethics for directors must be approved by the Board and will be posted on our website. During 2011 our Board of Directors held 4 executive sessions with independent directors only.

Director Candidates

            Profile.    We look for the following characteristics in any candidate for nominee to serve on our Board of Directors:

  •
  fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

  •
  a genuine interest in Duke Energy and a recognition that, as a member of the Board of Directors, one is accountable to the shareholders of Duke Energy, not to any particular interest group;

  •
  a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

  •
  diversity among the existing Board members, including racial and ethnic background, gender, experiences, skills and qualifications;

  •
  present or former chief executive officer, chief operating officer, or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or a professional who regularly advises such organizations;

  •
  no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to Duke Energy and its shareholders;

  •
  the ability and willingness to spend the time required to function effectively as a director;

  •
  compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with Duke Energy as a director;

  •
  independent opinions and willingness to state them in a constructive manner; and,

  •
  willingness to become a shareholder of Duke Energy (within a reasonable time of election to the Board of Directors).

            Nominees.    The Committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board of Directors standing for re-election. The Committee will provide the third party, based on surveys of the then-current Board of Directors members and the profile described above, the characteristics, skills and experiences that may complement those of our existing members. The third party will then provide recommendations for nominees with such attributes. The Committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee's experiences and skills. In addition, the Committee considers the shareholder-nominee's independence with respect to both the Company and the recommending shareholder. All of the nominees on the proxy card are current members of our Board of Directors and were recommended by the Committee.

            Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to Corporate Governance Committee, c/o Corporate Secretary, Duke Energy Corporation, P.O. Box 1321, Charlotte, NC 28201-1321. The notice must set forth, as to each person whom the shareholder proposes to nominate for election as director:

  •
  the name and address of the recommending shareholder(s), and the class and number of shares of capital stock of Duke Energy that are beneficially owned by the recommending shareholder(s);

  •
  a representation that the recommending shareholder(s) is a holder of record of stock of Duke Energy entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

  •
  the name, age, business address and principal occupation and employment of the recommended nominee;

  •
  any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Corporate Governance Committee;

  •
  any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable NYSE rules and Securities and Exchange Commission rules and regulations;

  •
  a description of any business or personal relationship between the recommended nominee and the recommending shareholder(s), including all arrangements or understandings between the recommended nominee and the recommending shareholder(s) and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by the recommending shareholder(s);

  •
  a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, (2) affirming the recommended nominee's willingness to be a director, and (3) consenting to serve as a director if so elected;

  •
  if the recommending shareholder(s) has beneficially owned more than 5% of Duke Energy's voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC;

  •
  if the recommending shareholder(s) intends to solicit proxies in support of such recommended nominee, a representation to that effect; and

  •
  all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee's business experience; (2) the class and number of shares of capital stock of Duke Energy, if any, that are beneficially owned by the recommended nominee; and (3) material relationships or transactions, if any, between the recommended nominee and Duke Energy's management.

Resignation Policy

            Our Principles for Corporate Governance set forth our procedures to be followed if a director-nominee is elected, but receives a majority of "withheld" votes. In an uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is then required to make a recommendation to the Board of Directors with respect to any such letter of resignation. The Board of Directors is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at http://www.duke-energy.com/corporate-governance/principles.asp.

Communications with Directors

            Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

    Corporate Secretary
    Duke Energy Corporation
    P.O. Box 1321
    Charlotte, NC 28201-1321

            Interested parties can communicate with our lead director by writing to the following address:

    Lead Director
    c/o Corporate Secretary
    Duke Energy Corporation
    P.O. Box 1321
    Charlotte, NC 28201-1321

            Our Corporate Secretary will distribute communications to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Duke Energy Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee
Ann Maynard Gray (Chair) Michael G. Browning Daniel R. DiMicco

REPORT OF THE COMPENSATION COMMITTEE

            The Compensation Committee of Duke Energy has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Duke Energy's Form 10-K and this proxy statement.

Compensation Committee
James H. Hance, Jr. (Chair) Daniel R. DiMicco John H. Forsgren Ann Maynard Gray

COMPENSATION DISCUSSION AND ANALYSIS

            The purpose of this Compensation Discussion and Analysis is to provide information about Duke Energy's compensation objectives and policies for Messrs. Rogers, Manly, Jamil and Trent and Ms. Good (collectively, the "named executive officers") and give context for the compensation tables and narrative descriptions that follow.

Executive Summary

            Pay for Performance Program.    The guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of executives and shareholders should be aligned. Our compensation program is designed to provide significant upside and downside potential depending on actual results as compared to predetermined measures of success. As described below, the variable and equity-based components of our compensation program are the short-term incentives ("STI") and long-term incentives ("LTI"). Our STI opportunities are provided under an annual cash bonus plan, the payout of which is dependent on corporate and individual performance, and our LTI opportunities are provided through a three-year equity-based compensation plan (i.e., phantom shares and performance shares), the payout of which is also dependent on corporate performance.

            As a result, a significant portion of our named executive officers' total direct compensation—which consists of base salary as well as STI and LTI opportunities—is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value. For example:

  •
  In 2011, 100% of Mr. Rogers' total direct compensation opportunity consisted of stock awards: grants of stock options, phantom shares and performance shares. He did not receive a base salary and was not eligible for a cash bonus. In order to ensure that the entire executive team is aligned, Mr. Rogers' performance shares are subject to the same corporate performance measures that apply to the incentive opportunities provided to the other named executive officers under the STI and LTI programs.

  •
  Approximately 74% of the total direct compensation opportunity (assuming target performance) for our other named executive officers was provided in the form of STI and LTI.

            The actual amount of compensation that is received by the named executive officers in connection with STI and LTI opportunities varies based on our stock price and the extent to which predetermined corporate, operational and individual goals are achieved.

            Align Interests of Named Executive Officers and Shareholders.    We supplement our pay for performance program with a number of compensation policies that are intended to align the interests of management and our shareholders. For example:

  •
  Stock Ownership Policy.  We maintain aggressive stock ownership guidelines. For Mr. Rogers, the stock ownership guidelines require him to hold a minimum level of

    Duke Energy shares equal to 10 times the base pay of his highest-paid direct report. For the other named executive officers, the stock ownership guidelines are three times base pay, and for our non-employee directors, the stock ownership guidelines are five times the annual cash retainer. Each of our named executive officers and directors was in compliance with the stock ownership policy during 2011.

  •
  Stock Holding Policies.  Each named executive officer is required to hold 50% of all shares acquired under the LTI program (after the payment of any applicable taxes), and 100% of all shares acquired upon the exercise of stock options (after payment of the exercise price and taxes), until the applicable stock ownership requirement is satisfied.

  •
  Hedging Policy.  We have a policy that prohibits employees (including the named executive officers) from trading in options, warrants, puts and calls or similar instruments in connection with Duke Energy securities or holding such securities in margin accounts.

  •
  Clawback Policy.  We maintain a "clawback policy," which would allow us to recover certain incentive compensation that is based on financial results in the event that those results were restated due at least partially to the recipient's fraud or misconduct.

  •
  Double Trigger Benefits.  Our change in control agreements provide benefits only upon a "double trigger," meaning that change in control severance benefits are payable only if our named executive officers incur a qualifying termination of employment (i.e., a voluntary termination for "good reason" or an involuntary termination without "cause") and the termination occurs in connection with a change in control of Duke Energy.

  •
  Executive Severance Plan.  We maintain an Executive Severance Plan in order to provide a consistent approach to executive severance, and to provide eligible employees, including our named executive officers (excluding Mr. Rogers), with certainty and security while they are focusing on their duties and responsibilities. Under this plan, severance benefits are payable only if our named executive officers incur a qualifying termination of employment (i.e., a voluntary termination for "good reason" or an involuntary termination without "cause").

  •
  No Tax Gross-Ups.  We do not provide excise tax gross-ups for severance benefits received by our named executive officers under the change in control agreements or under the Executive Severance Plan.

  •
  Shareholder Approval Policy for Severance Agreements.  We have a policy generally to seek shareholder approval for any future agreements with our named executive officers that provide severance benefits in excess of 2.99 times the executive's annual compensation or that provide for tax gross-ups in connection with a termination event.

Consideration of Results of Shareholder Advisory Votes on Executive Compensation

            As required by the Dodd-Frank Act, we included two shareholder votes on executive compensation in last year's annual proxy statement. In those votes, which were advisory and not binding, our shareholders approved the compensation of our named executive officers as disclosed in the 2011 annual proxy statement (commonly referred to as a "say-on-pay" vote) and approved the recommendation of our Board of Directors to hold future say-on-pay votes on an annual basis. The Compensation Committee views the results of these advisory votes, especially the strong support (i.e., approximately 94% of the votes cast) for the say-on-pay proposal, as confirmation that our compensation program, including our emphasis on pay-for-performance, is structured and designed to achieve our stated goals and objectives. As a result, we have continued to emphasize pay-for-performance alignment, and our 2011 compensation program for the named executive officers, as described below, continues to reflect this philosophy.

Objectives of the Compensation Program

            Our executive compensation program is designed to:

  •
  attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives and key employees of similarly-sized companies and with similar complexity, whether within or outside of the utility sector;

  •
  emphasize performance-based compensation, which motivates executives and key employees to achieve strong financial and operational performance in a manner that balances short-term and long-term results;

  •
  reward individual performance; and

  •
  encourage a long-term commitment to Duke Energy and align the interests of executives with shareholders, by providing a significant portion of total compensation in the form of stock-based incentives and requiring target levels of stock ownership.

Setting Executive Compensation Levels

            The Compensation Committee believes that it is important to consider an executive's roles, accomplishments and performance over a period of several years when making compensation adjustments. As a result, in late 2007, the Compensation Committee adopted a new approach pursuant to which it established the compensation of the named executive officers at a level that was generally intended to remain in effect for a three-year period (i.e., 2008-2010). Under this approach, the base salary amounts of the named executive officers were intended to remain in effect for the entire three-year period unless an earlier adjustment was warranted due to a significant change in responsibilities, and the Compensation Committee also exercises discretion each year when establishing STI and LTI opportunities in order to reflect each executive's current role, individual performance and market compensation data.

            During the 2008-2010 compensation cycle, the STI opportunities of the named executive officers (other than Mr. Rogers) were established at a level intended to provide total cash compensation (i.e., base salary and STI opportunity) at the market median for individuals in comparable positions and markets in the event of the achievement of target performance and above the market median in the event of outstanding financial, operational and individual results. In recognition of our emphasis on pay for performance, the LTI opportunities of the named executive officers (other than Mr. Rogers) were established above the market median for individuals in comparable positions and markets if target performance is achieved and significant upside opportunity if outstanding results are achieved.

            In early 2011, following the initial three-year compensation cycle (i.e., 2008-2010), the Compensation Committee reviewed the total direct compensation levels of each named executive officer. The Compensation Committee focused on skills, experience and other factors, such as developmental and rotational assignments, that may impact the competitiveness of compensation for a given year. It also considered each executive officer's strategic contributions and overall impact to Duke Energy's goals relative to those of other executive officers, including each executive's performance relative to the individual goals established under the STI plan, and, with respect to Mr. Rogers, under his performance shares, all as described in more detail below.

            As part of this process, the Compensation Committee confirmed that the total direct compensation levels remained competitive as compared to market surveys showing each element of total compensation against comparable positions at comparable companies. The Compensation Committee utilized the market surveys and data as a general reference point, but it retained the flexibility to make adjustments in order to respond to market conditions, promotions, scope of responsibility, and internal equity. For utility-specific positions, the market data sources were: (i) the Towers Watson CDB Energy Services Executive Compensation Database, which consists of the 103 companies listed on Appendix B; and (ii) the Philadelphia Utility Index. For general corporate positions, the market data sources also included the Towers Watson CDB General Industry Executive Compensation Database, which consists of the 89 companies with revenues between $10 billion and $20 billion as listed on Appendix C.

            After reviewing this information, in February, 2011, the Compensation Committee decided not to commence a new three-year compensation cycle (i.e., 2011-2013) for the named executive officers based primarily on the fact that Duke Energy entered into an agreement to merge with Progress Energy, Inc. ("Progress Energy") on January 8, 2011. Due to the expected increase in the size of Duke Energy, the Compensation Committee decided to delay making significant and potentially long-lasting compensation adjustments until after the closing of the proposed merger so that it could consider whether the market data sources utilized prior to the merger would continue to be appropriate following the merger. Although the Compensation Committee did not commence a new three-year compensation cycle in February, 2011, it made several changes to the total direct compensation of the named executive officers as described on page 39.

            The principal reasons for the difference in the amount of compensation provided to each executive officer are competitive market conditions and the individual performance of each executive officer. Other factors, however, are also relevant. For example, Mr. Rogers' compensation is higher than the compensation of the other executive officers because market conditions dictate that a chief executive officer with Mr. Rogers' unique skills and significant experience in the utility industry receive higher compensation than Duke Energy's other executive officers.

Management's Role in the Compensation-Setting Process

            Management's role in the compensation-setting process is to recommend compensation programs and assemble information as required by the Compensation Committee. When establishing the compensation program for our named executive officers, the Compensation Committee considers input and recommendations from management, including Mr. Rogers, who attends the non-executive sessions of the Compensation Committee meetings. Specifically, as part of the annual compensation planning process for 2011, Mr. Rogers performed an annual evaluation of the performance of each of the other named executive officers and recommended compensation levels for each of the other named executive officers, as well as their performance objectives under the STI plan, the allocation of their LTI opportunity between performance shares and phantom shares, and the corporate goals and objectives for the performance shares.

            The Compensation Committee exercised its discretion in modifying recommended adjustments and awards for executives. In the case of Mr. Rogers, the Compensation Committee established Mr. Rogers' compensation arrangement, and the Corporate Governance Committee, with input from the full Board of Directors, conducted Mr. Rogers' 2011 performance review.

Compensation Committee Advisors

            The Compensation Committee has engaged Frederic W. Cook & Company, Inc. to report directly to the Compensation Committee as its independent compensation consultant. The compensation consultant generally attends each Compensation Committee meeting and provides advice to the Compensation Committee at the meetings, including reviewing and commenting on market compensation data used to establish the compensation of the executive officers and directors, the terms and performance goals applicable to incentive plan awards and analysis with respect to specific projects and information regarding trends and competitive practices. The consultant has been instructed that it shall provide completely independent advice to the Compensation Committee and is not permitted to provide any services to Duke Energy other than at the direction of the Compensation Committee. With the consent of the Chairman of the Compensation Committee, the consultant may meet with management to discuss strategic issues with respect to executive compensation and assist the consultant in its engagement with the Compensation Committee.

Elements of Duke Energy's Compensation Program and Why Each Element Was Chosen (How It Relates to Objectives)

            As discussed in more detail below, during 2011, the principal components of compensation for the named executive officers were:

  •
  base salary;

  •
  short-term incentive compensation;

  •
  long-term equity incentive compensation; and

  •
  retirement and welfare benefits and perquisites.

            Base Salary.    The salary for each executive is based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys and internal comparisons. The Compensation Committee conducted an annual performance review in February 2011 and determined at that time that the base salary levels established for 2010 for each of the named executive officers should remain in effect through 2011 or, if earlier, the close of the proposed merger with Progress Energy, except with respect to Ms. Good and Mr. Jamil. Effective as of March 1, 2011, Ms. Good's base salary was increased from $575,000 to $600,000, and Mr. Jamil's base salary was increased from $500,000 to $525,000. Each of these adjustments was made after considering market survey information and internal comparisons to the compensation levels of our other executives. No changes were made during

2011 to the base salaries for Messrs. Manly and Trent. Mr. Rogers is paid substantially in the form of equity-based compensation and does not receive a base salary.

            Short-Term Incentive Compensation.    STI opportunities are provided to the executive officers (other than Mr. Rogers) under the Duke Energy Corporation Executive Short-Term Incentive Plan ("STI Plan") to promote the achievement of annual performance objectives. Each year the Compensation Committee establishes the incentive opportunity for each participating executive officer, which is based on a percentage of his or her base salary, along with the individual and corporate goals that must be achieved to earn that incentive opportunity. Unless deferred, the earned STI opportunity is paid in cash.

            2011 Short-Term Incentives.    Except for Mr. Jamil, whose STI target opportunity was increased in 2011 from 70% to 80% of his base salary in recognition of market survey information and internal comparisons to the compensation of our other executives, the Compensation Committee approved the same STI target opportunities for the named executive officers for 2011 as applied in 2010, which were as follows:

Name	Target Incentive Opportunity (as a % of base salary)
James E. Rogers	Receives performance shares subject to same corporate goals as other executive officers under the STI Plan
Lynn J. Good	80%
Marc E. Manly	80%
Dhiaa M. Jamil	80%
B. Keith Trent	80%

            During 2011, depending on actual performance, participants were eligible to earn up to 183.75% of the amount of their STI target opportunity. This opportunity was based on several corporate objectives, including Duke Energy's achievement of an adjusted diluted earnings per share ("EPS") goal, an operations and maintenance ("O&M") expense control goal and a reliability goal, which had an aggregate weighting of 80%. The remaining 20% of each executive officer's 2011 opportunity under the STI Plan was based on individual objectives. Additionally, if an adjusted diluted EPS performance level of at least $1.25 was not achieved, the participating named executive officers would not have received a payout under the 2011 STI Plan. The STI Plan also contained two safety measures described in more detail below. The 2011 corporate goals, which were selected to promote management actions beneficial to Duke Energy's various stakeholders, including shareholders and customers, were as follows (along with actual performance results):

Goal*	Weight	Threshold (50%)		Target (100%)		Maximum**		Result		Payout
Adjusted Diluted EPS	50%	$1.30		$1.37		$1.45		$1.36		92.86%
O&M Expense Control	20%	$3,640	M	$3,570	M	$3,500	M	$3,605	M	75%
Reliability	10%
Regulated Generation Commercial Availability		87.73%		89.17%		90.36%		87.84%		53.82%
Nuclear Generation Capacity Factor		90.50%		92.75%		94.75%		92.98%		105.75%
System Average Interruption Frequency Index (SAIFI)		1.18		1.07		0.96		1.18		50%
System Average Interruption Duration Index (SAIDI)		152		138		124		157		0%
Commercial Availability (Midwest and Wind)		83.45%		86.23%		88.83%		88.86%		150%
International Equivalent Availability		92.50%		94.50%		96.50%		94.31%		95.25%

*
For additional information about the calculation of the EPS and O&M expense control measures, see page 55.

**
A payout of up to 200% of the target opportunity is available for the adjusted diluted EPS goal and a payout of up to 150% of the target opportunity is available for the O&M and reliability goals.

            The reliability goals listed above are calculated as follows:

  •
  Regulated Generation Commercial Availability.  A measure of regulated fossil generation reliability, determined as the weighted percentage of time the regulated fossil generation units are available to generate electricity, where the availability each hour is weighted by the difference between market price and unit cost.

  •
  Nuclear Generation Capacity Factor.  A measure of the amount of electricity produced by a nuclear generating unit relative to the amount of electricity the unit is capable of producing.

  •
  System Average Interruption Frequency Index (SAIFI).  A measure of the number of sustained outages (greater than five minutes in duration) experienced during the year per customer served from both transmission and distribution systems calculated in accordance with the applicable guidelines set forth in the IEEE Standard 1366—Guide for Electric Power Distribution Reliability Indices, including application of the "major event day" exclusions described therein.

  •
  System Average Interruption Duration Index (SAIDI).  A measure of the number of outage minutes experienced during the year per customer served from both distribution and transmission systems calculated in accordance with the applicable guidelines set forth in the IEEE Standard 1366—Guide for Electric Power Distribution Reliability Indices, including application of the "major event day" exclusions described therein.

  •
  Commercial Availability (Midwest and Wind).  A composite measure of (i) non-regulated fossil generation reliability, determined as the weighted percentage of time the non-regulated fossil generation units are available to generate electricity, where the availability each hour is weighted by the difference between market price and unit cost, and (ii) a wind generation yield, determined by comparing actual generation to expected generation, based on wind speed at the turbines.

  •
  International Equivalent Availability.  A measure of the amount of electricity that potentially could be produced by an international generating unit relative to the amount of electricity the unit is actually producing.

            The individual goals, in the aggregate, could result in a payout with respect to the target opportunity equal to 50% in the event of threshold performance, 100% in the event of target performance and 150% in the event of maximum performance. As described below, the individual goals of the named executive officers for 2011 consisted of a combination of strategic and operational objectives, which are measured based on a subjective determination. As a result of the aggregate corporate and individual performance, Ms. Good and Messrs. Manly, Jamil and Trent earned bonuses under the 2011 STI Plan equal to $495,545; $499,010; $415,669; and $415,845, respectively.

Ms. Good's 2011 individual goals were as follows:

Goal	Weighting	Description
Finance Process Transformation / Geographic Consolidation	5%	Lead finance process transformation and geographic consolidation to position corporate finance to deliver sustainable cost savings.
Progress Energy Merger	10%	Support the Progress Energy merger while maintaining the quality and accuracy of financial products and services.
Regulatory	5%	Provide effective support and collaboration to achieve key 2011 rate and regulatory initiatives.

Mr. Manly's 2011 individual goals were as follows:

Goal	Weighting	Description
Regulatory Initiatives	8%	Provide legal and strategic support in connection with all regulatory initiatives.
Progress Energy Merger	8%	Provide legal and strategic support for the Progress Energy merger, as well as the integration process.
Legal/Corporate Secretary / Corporate Governance / Audit / Information Technology ("IT") / Enterprise Operation Services	4%
		Establish and achieve 2011 goals for legal services with each business unit and client group; coordinate meetings of the Board of Directors; manage the IT function in an effective manner that advances enterprise capabilities; develop and execute the 2011 Internal Audit Plan; manage the design, construction and office move criteria for the second phase of the new headquarters building.

Mr. Jamil's 2011 individual goals were as follows:

Goal	Weighting	Description
Nuclear Generation	5%	Improve safety, reliability, and cost efficiency (including a focus on fleet governance and alignment) of nuclear generation.
Regulated Generation	5%	Improve safety, commercial availability, and cost efficiency (including a focus on new plant start-ups and future decommissioning of coal-fired units) for regulated generation.
Supply Chain	5%
		Manage the enterprise supply chain operations in a cost effective manner; optimize the function through increased efficiencies; mitigate risks through effective vendor management; and develop alliances to support emerging business needs.
Safety	5%	Expand efforts to improve the Duke Energy enterprise safety practices and results.

Mr. Trent's 2011 individual goals were as follows:

Goal	Weighting	Description
Regulatory	8%	Lead in defining and executing Duke Energy's Ohio strategy, including post-2011 strategy and PJM transfer strategy.
Commercial Businesses / Growth	6%	Lead the Commercial Business team to develop growth opportunities across the businesses and identify capital rotation opportunities.
Commercial Businesses / Merger Integration/Safety / Operation	6%
		Lead the Commercial Business team through the merger integration process, including maintaining focus on driving safety practices, as well as operational and financial outcomes throughout the businesses.

            In order to encourage a continued focus on safety, the Compensation Committee included the following safety measures in the 2011 STI Plan:

  •
  Safety Penalty.  The STI Plan payments of all participants in Duke Energy's Equity Incentive Plan ("EIP"), including each of the participating named executive officers, were subject to a safety penalty of up to 5% depending on Duke Energy's 2011 enterprise-wide total incident case rate ("TICR"). TICR is a relatively standard industry safety measurement that is calculated based on the number of Occupational Safety and Health Administration recordable injuries per 100 workers per year. In 2011, the TICR safety penalty applied as follows:

TICR Level	Corresponding Reduction in STI Payment
Below Threshold (0.95)	5% Reduction
Between Threshold (0.95) and Target (0.90)	Reduction Between 0%-5% (Interpolated)
At Least Target (0.90)	No Reduction

            Duke Energy's actual TICR result in 2011 was 0.86, which was better than target such that the safety penalty was not triggered and did not decrease the 2011 STI Plan awards.

  •
  Safety Adder.  The STI Plan payments of all eligible employees, including the participating named executive officers, were eligible for a safety adder that could result in an increase of 5% if there were no work-related fatalities of any Duke Energy employee, contractor or subcontractor during 2011. Because no work-related fatalities occurred during 2011, the safety adder resulted in a 5% increase to the payments of eligible employees, including the participating named executive officers.

            2012 Short-Term Incentives.    During 2012, each named executive officer, except Mr. Rogers, participates in the STI Plan. The STI Plan in 2012 provides STI opportunities that are generally similar to those provided during 2011.

            Long-Term Incentive Compensation.    Opportunities under the LTI program are provided to the named executive officers (other than Mr. Rogers, who receives separate LTI awards based in part on the same performance measures that apply to the other named executive officers) to align executive and shareholder interests in an effort to maximize shareholder value. In this regard, each year the Compensation Committee reconsiders the design and amount of the LTI awards and generally grants equity awards at the Compensation Committee's first regularly-scheduled meeting each year. Duke Energy's executive officers do not have a role in selecting the date on which LTI awards are granted, and because the closing price of Duke Energy's common stock is a key factor in determining the number of shares in each employee's LTI award, at times when market volatility is high, the Compensation Committee considers price trends and volatility when determining the size of LTI plan awards.

            2009-2011 Performance Shares under the 2009 LTI Program.    The 2009 performance share cycle commenced on January 1, 2009, and ended on December 31, 2011. The performance shares generally vest only to the extent two equally-weighted performance measures are satisfied. The first measure is based on Duke Energy's relative total shareholder return ("TSR") for the three-year period from January 1, 2009 to December 31, 2011 as compared to the companies in the Philadelphia Utility Index, as follows:

Relative TSR Performance Percentile	Percent Payout of Target 2009-2011 Performance Shares	Result	Payout of Target
75th Percentile or Higher	150%	83.3rd Percentile	150%
50th Percentile (Target)	100%
25th Percentile	50%
Below 25th Percentile	0%

            For purposes of the LTI program, "TSR" is calculated based on the change, expressed as a percentage, in the fair market value of an initial investment in common stock, over a specified period, with dividends reinvested.

            The second measure is based on Duke Energy's compounded annual growth rate ("CAGR") with respect to adjusted diluted EPS, with adjusted diluted EPS being calculated in the same manner as under the STI Plan, as measured against a baseline of $1.20, as follows:

Achieved CAGR	Percent Payout of Target 2009-2011 Performance Shares	Result	Payout of Target
7% or Higher	150%	4.26%	62.5%
5% (Target)	100%
4%	50%
Lower than 4%	0%

            For additional information about the calculation of the CAGR measure, see page 56.

            In the aggregate, this performance corresponds to a payout of 106.25% of the target number of 2009-2011 performance shares, plus dividend equivalents earned during the 2009-2011 performance period. The following table lists the number of 2009-2011 performance shares to which Ms. Good and Messrs. Manly, Jamil and Trent became vested at the end of the performance cycle:

Name	2009-2011 Performance Shares
Lynn J. Good	51,298
Marc E. Manly	61,551
Dhiaa M. Jamil	34,627
B. Keith Trent	51,298

    2011 LTI Program.

            The Compensation Committee approved an LTI opportunity in 2011 equal to 200% of base salary for Ms. Good and Messrs. Manly and Trent, which was the same LTI opportunity that was provided to each of these named executive officers in 2010. The Compensation Committee increased the LTI opportunity for Mr. Jamil, as compared to his opportunity in 2010, from 175% to 200% of his base salary, in recognition of market survey information and internal comparisons to the compensation of our other executives. Under the 2011 LTI program, 30% of each named executive officer's LTI opportunity was provided in the form of phantom shares and the remaining 70% was provided in the form of performance shares, as follows:

		2011-2013 Performance Shares (at Target Level)
Name	Grant Date	Based on Total Shareholder Return	Based on Adjusted Return on Equity ("ROE")	Phantom Shares
Lynn J. Good	2/22/2011	23,360	23,360	20,020
Marc E. Manly	2/22/2011	23,360	23,360	20,020
Dhiaa M. Jamil	2/22/2011	20,440	20,440	17,520
B. Keith Trent	2/22/2011	19,465	19,465	16,690

            In order to enhance our retention incentives, the 2011 phantom shares generally vest in equal portions on each of the first three anniversaries of the grant date, provided the recipient continues to be employed by Duke Energy on each vesting date or his or her employment terminates by reason of retirement, subject to compliance with restrictive covenants (e.g., non-competition). In order to emphasize pay for performance, the 2011 performance shares generally vest at the end of the three-year performance period only to the extent two equally-weighted performance measures are satisfied. The first measure is based on Duke Energy's relative TSR for the three-year performance period from January 1, 2011 to December 31, 2013, as compared to the companies in the Philadelphia Utility Index, as follows:

Relative TSR Performance Percentile	Percent Payout of Target Performance Shares
75th Percentile or Higher	150%
50th Percentile (Target)	100%
25th Percentile	50%
Below 25th Percentile	0%

            The second measure is based on Duke Energy's adjusted ROE over the three-year performance period from January 1, 2011 to December 31, 2013, as follows:

Achieved Adjusted ROE	Percent Payout of Target Performance Shares
10.25% or Higher	150%
9.75% (Target)	100%
9.25%	50%
Below 9.25%	0%

            The LTI program incorporates the adjusted ROE performance measure in 2011 in recognition of the capital intensive nature of Duke Energy's business. The Compensation Committee believes that this performance measure provides an additional incentive to efficiently and effectively allocate capital and measure overall business performance.

            For additional information about the calculation of the ROE measure, see page 56.

            2012 Long-Term Incentives.    During 2012, each named executive officer, except Mr. Rogers, participates in the LTI program, which provides LTI opportunities that are generally similar to those provided in 2011 (i.e., a target opportunity equal to 200% of base salary, with 30% of each named executive officer's LTI opportunity provided in the form of phantom shares and the remaining 70% provided in the form of performance shares).

            Retirement and Welfare Benefits and Perquisites.    Our named executive officers participate in the retirement and welfare plans that are generally available to other eligible employees. In addition, in order to attract and retain key executive talent, we believe that it is important to provide the executive officers, including our named executive officers, with certain limited retirement benefits that are offered only to a select group of management. The retirement plans that are provided to our named executive officers, including the plans offered generally to all employees and the plans offered only to a select group of management, are described below. These benefits are comparable to the benefits provided by peers of Duke Energy, as determined based on market surveys. Mr. Rogers does not participate in any of these employee benefit plans on a going-forward basis except: (i) with respect to the receipt of health and welfare benefits; and (ii) he can elect to defer his stock awards under the terms of the Duke Energy Corporation Executive Savings Plan, as described below. Mr. Rogers, however, maintains balances under certain of these plans reflecting previously accrued benefits.

            Duke Energy Retirement Savings Plan.    The Duke Energy Retirement Savings Plan is a tax-qualified "401(k) plan" that is generally available to all Duke Energy employees, including each named executive officer. The plan provides a means for employees to save for retirement on a tax-favored basis and to receive an employer matching contribution. The employer matching contribution is equal to 100% of the named executive officer's before-tax and Roth 401(k) contributions (excluding "catch-up" contributions) with respect to 6% of eligible pay. For this purpose, "eligible pay" includes base salary and STI compensation. Earnings on amounts credited to the Duke Energy Retirement Savings Plan are determined based on the performance of investment funds (including a Duke Energy Common Stock Fund) selected by each participant.

            Duke Energy Corporation Executive Savings Plan.    The Duke Energy Corporation Executive Savings Plan is an unfunded, non-qualified, deferred compensation plan that provides a select group of management, including each named executive officer, with the opportunity to defer compensation, and receive employer matching contributions (in accordance with the formula described above), in excess of the limits of the Internal Revenue Code that apply to qualified retirement plans such as the Duke Energy Retirement Savings Plan. Earnings on amounts credited to the Duke Energy Corporation Executive Savings Plan are determined by reference to the performance of investment funds selected by each participant that are similar to those offered under the Duke Energy Retirement Savings Plan.

            Duke Energy Retirement Cash Balance Plan.    The Duke Energy Retirement Cash Balance Plan is a tax-qualified defined benefit pension plan that is generally available to all individuals who were employed by Duke Energy prior to its merger with Cinergy Corp., including Messrs. Jamil and Trent, as well as certain employees hired thereafter. This plan provides a defined benefit for retirement, the amount of which is based on a participant's cash balance account, which increases with monthly pay and interest credits.

            Cinergy Corp. Non-Union Employees' Pension Plan.    The Cinergy Corp. Non-Union Employees' Pension Plan is a tax-qualified defined benefit pension plan that is generally available to all individuals who were employed by Cinergy Corp. prior to its merger with Duke Energy, including Ms. Good and Mr. Manly. This plan provides a defined benefit for retirement, the amount of which is based on a participant's cash balance account, which increases with monthly pay and interest credits and generally mirrors the benefit provided under the Duke Energy Retirement Cash Balance Plan. Mr. Manly earned benefits only under the plan's traditional final average pay formula until the end of 2010, after which he (and all other active non-union employees who were participating in the traditional final average pay formula) began to earn benefits only under the plan's cash balance formula. Ms. Good has earned benefits only under the plan's cash balance formula.

            Duke Energy Corporation Executive Cash Balance Plan.    The Duke Energy Corporation Executive Cash Balance Plan is a non-qualified defined benefit plan that generally operates as a restoration plan to provide a select group of management with the retirement benefits to which they would be entitled under the Duke Energy Retirement Cash Balance Plan but for certain limits contained in the Internal Revenue Code. Messrs. Jamil and Trent are the only named executive officers who earned additional benefits (other than interest) under this plan in 2011. In addition to operating as a restoration plan, supplemental credits have been made to this plan on behalf of certain executives when determined to be reasonable and appropriate. For example, supplemental credits were made to this plan on behalf of Ms. Good and Mr. Manly to reflect the conversion of amounts they previously accrued under the legacy Cinergy Corp. nonqualified cash balance and final average pay retirement plans, and in lieu of any additional accruals (other than interest) under a nonqualified defined benefit plan until age 62. If Ms. Good or Mr. Manly continues in employment with Duke Energy past age 62, they would be eligible to commence earning additional benefits, in excess of those permitted under the limits of the Internal Revenue Code, with respect to employment and compensation that occurs after age 62.

            Duke Energy provides the named executive officers with the same health and welfare benefits as it provides to all other similarly-situated employees, and at the same cost charged to all other eligible employees. The named executive officers also are entitled to the same post-retirement health and welfare benefits as those provided to similarly-situated retirees.

            Additionally, in 2011, Duke Energy provided the named executive officers with certain other perquisites, which are disclosed in footnote 5 to the Summary Compensation Table. Duke Energy provides these perquisites, as well as other benefits to certain executives, in order to provide competitive compensation packages. The cost of perquisites and other personal benefits are not part of base salary and, therefore, do not affect the calculation of awards and benefits under Duke Energy's other compensation arrangements (e.g., retirement and incentive compensation plans). Unless otherwise noted, each named executive officer receives the perquisites and other benefits described in the following table.

Perquisite	Description
Executive Physical
Each named executive officer is entitled to the annual reimbursement of up to $2,500 for the cost of a comprehensive physical examination. Pursuant to his employment agreement, in lieu of receiving a payment of up to $2,500, Mr. Rogers is eligible to be reimbursed for the cost of a comprehensive physical examination at the Mayo Clinic.
Airline Membership	Each named executive officer (other than Mr. Rogers) is entitled to Chairman's Preferred Status at U.S. Airways.
Personal Travel on Corporate Aircraft
Mr. Rogers may use corporate aircraft for personal travel in North America. With advance approval from the Chief Executive Officer, the other named executive officers may use the corporate aircraft for personal travel in North America. If Mr. Rogers or any other named executive officer uses the aircraft for personal travel, he or she must reimburse Duke Energy the direct operating costs for such travel; however, Mr. Rogers is not required to reimburse Duke Energy for the cost of travel to the executive physical described above or to meetings of the board of directors of other companies on whose board he serves. In addition, Mr. Rogers, but no other named executive officer, is entitled to reimbursement, including payment of a tax gross-up, for expenses associated with his spouse accompanying him on business travel. Since joining Duke Energy in 2006, Mr. Rogers has never requested nor received such a tax gross-up for his spouse's travel with him. For additional information on the use of the corporate aircraft, see footnote 5 to the Summary Compensation Table.

Financial Planning and Tax Preparation Services	Each year, Duke Energy reimburses each named executive officer (other than Mr. Rogers) for expenses incurred for tax and financial planning services. This program is administered on a three-year cycle, such that participating executives can be reimbursed for up to $15,000 of eligible expenses during the three-year cycle.
Matching Charitable Contributions
The Duke Energy Foundation, independent of Duke Energy, maintains The Duke Energy Foundation Matching Gifts Program under which all employees are eligible for matching contributions of up to $5,000 per calendar year to qualifying institutions.

            Severance.    Duke Energy has entered into change in control agreements with Ms. Good and Messrs. Manly, Jamil and Trent. Under these agreements, each such named executive officer would be entitled to certain payments and benefits if (1) a change in control were to occur and (2) within two years following the change in control, (a) Duke Energy terminated the executive's employment without "cause" or (b) the executive terminated his employment for "good reason." The severance protection provided by Duke Energy is generally two times the executive's annual compensation and becomes payable only if there is both a change in control and a qualifying termination of employment. The Compensation Committee approved the two times severance multiplier after consulting with its advisors and reviewing the severance protection provided by peer companies. The Compensation Committee believes that the protection provided through these severance arrangements is appropriate in order to diminish the uncertainty and risk to the executives' roles in the context of a potential or actual change in control. The benefit levels under the change in control agreements are described in more detail under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement. The change in control agreements do not provide for golden parachute excise tax gross-up payments.

            In order to ensure that Duke Energy continues to provide reasonable severance benefits, the Compensation Committee has established a policy pursuant to which it generally will seek shareholder approval for any future agreement with certain individuals (e.g., a named executive officer) that provides severance benefits in excess of 2.99 times the sum of the executive's base salary and annual bonus, plus the value of continued participation in welfare, retirement and equity compensation plans determined as if the executive remained employed for 2.99 additional years. Under the policy, Duke Energy also will seek shareholder approval of any such agreement that provides for the payment of any tax gross-ups by reason of the executive's termination of employment, including reimbursement of golden parachute excise taxes.

            Duke Energy established a new Executive Severance Plan, on January 8, 2011, in order to provide varying levels of severance protection to senior executives. The Compensation Committee believes that this plan was appropriate in order to provide a consistent approach to executive severance, and to provide eligible executives with certainty and security while they are focusing on their duties and responsibilities. Severance payments and benefits would only be paid in the event that an eligible executive's employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason," and are subject to compliance with restrictive covenants (e.g., non-competition). The severance payments and benefits that would be paid in the event of a qualifying termination of employment to those senior executives who are identified as "Tier I Participants," including Ms. Good and Messrs. Manly, Jamil and Trent, generally approximate two times their annual compensation. The Executive Severance Plan prohibits the payment of severance if an executive would also be entitled to severance payments and benefits under a separate agreement or plan maintained by Duke Energy, including the change in control agreements described above. The Executive Severance Plan does not provide for golden parachute excise tax gross-up payments. The benefit levels under the Executive Severance Plan are described in more detail under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

Compensation of the Chief Executive Officer

            The Compensation Committee is responsible for establishing the compensation of the Chief Executive Officer. The Compensation Committee's objective in this regard is to motivate and retain a Chief Executive Officer who is committed to delivering sustained superior performance for all of Duke Energy's stakeholders. The Corporate Governance Committee, however, establishes the Chief Executive Officer's individual goals and, based upon input from the other members of the Board of Directors, determines his performance with respect to those goals.

            Duke Energy entered into an employment agreement with Mr. Rogers, effective February 19, 2009. Under this agreement, Mr. Rogers does not receive a base salary and he is generally not eligible to participate in Duke Energy's incentive compensation and benefit plans, including its cash bonus programs, but he is permitted to participate in Duke Energy's medical and dental plans if he pays the required premiums. Mr. Rogers also is entitled to certain fringe benefits, and he remains entitled to benefits under legacy plans and agreements of Cinergy Corp.

            Under the employment agreement, Mr. Rogers will be compensated, for 2009 and future years through 2013, primarily through annual grants of stock options, phantom shares and performance shares, as follows:

  •
  An option with a value of $1,200,000 for 2009 and $1,600,000 for each of the four subsequent years, in each case vesting ratably in three equal annual installments. Mr. Rogers generally may not dispose of any shares acquired upon exercise of any such options until January 1, 2014, except to pay the exercise price of the option or related tax withholding.

  •
  A phantom stock award with a value of $1,500,000 for 2009 and $2,000,000 for each of the four subsequent years, in each case vesting ratably in four equal quarterly installments following grant. Dividend equivalents are payable currently in cash.

  •
  An annual performance share award for each calendar year covered by the agreement based on annual performance metrics consistent with those established for the other named executive officers under the STI Plan, except that the maximum payment is equal to 199.50% of the target opportunity rather than 183.75%, with a target value of $1,500,000 for 2009 and a target value of $2,000,000 for each of the four subsequent years. Dividend equivalents are accumulated and paid only if the underlying performance shares become payable.

  •
  A long-term performance share award for each calendar year covered by the agreement based on performance over a three-year performance period, with performance metrics consistent with those established for the other named executive officers under each year's LTI program, with a target value of $1,800,000 for 2009 and a target value of $2,400,000 for each of the four subsequent years. Dividend equivalents are accumulated and paid only if the underlying performance shares become payable.

            The equity awards for 2009 have a value of 75% of those for 2010-2013 in recognition of the fact that the equity awards made under his prior agreement were intended to compensate Mr. Rogers through April 3, 2009. The Compensation Committee believes that the equity awards called for under the agreement strike a balance between awards designed principally to reward continued employment (the phantom stock awards) and awards designed principally to reward both continued employment and stock price and operational performance (the stock options and performance share awards). Moreover, by linking the performance metrics under the performance shares to those applicable to Duke Energy's other named executive officers, the Compensation Committee is ensuring that all of the named executive officers are focused on achieving the same goals, all of which are designed to increase shareholder value.

            The agreement contains non-competition and non-solicitation obligations on Mr. Rogers. The non-competition obligations survive for one year following his termination of employment for any reason, and the non-solicitation obligations survive for two years following his termination of employment for any reason.

            For 2011, Mr. Rogers' annual performance shares covered 111,235 shares of Duke Energy common stock (at target performance). The performance criteria applicable to the annual performance shares were weighted 50%, 20%, and 10% on the same adjusted diluted EPS goal, O&M expense control goal and reliability goal, respectively, as were applicable for the other named executive officers under the 2011 STI Plan, and the remaining 20% was based on the following individual goals:

            Progress Energy Merger (weighting—10%).    Provide strategic guidance and position the combined organization to optimize the strategic, financial, and cultural benefits of a combined company, including organize and guide efforts required for closing and prepare merger integration plans; deliver strategic and tactical plans that blend talent, functions, and cultures of the respective companies leading to a successful launch of operations beginning upon the closing of the merger; and create value for customers and shareholders through effective consolidation initiatives that will achieve industry leading performance.

            Regulatory Initiatives (weighting—10%).    Provide support, guidance and strategic vision with regard to the development and implementation of Ohio's standard service offer and related legislative initiatives; achieve regulatory clarity as to the path forward for Edwardsport and manage the construction project on schedule and on budget; and provide support, guidance and strategic vision with regard to the development and prosecution of rate case filings in North Carolina and South Carolina.

            The annual portion of Mr. Rogers' 2011 performance share opportunity was subject to the same 5% TICR-based safety penalty and 5% safety adder (in the event of no work-related employee or contractor fatality) that applied to the other named executive officers under the 2011 STI Plan. The penalty was not triggered due to the fact that Duke Energy's actual TICR was better than the pre-established target TICR level. In addition, the Compensation Committee determined that the safety adder was achieved and would increase the payout of Mr. Rogers' annual 2011 performance shares by 5%. Based on the actual level of achievement of the objectives related to Mr. Rogers'

performance shares for 2011, Mr. Rogers earned approximately 95.12% of his 2011 target performance share opportunity, resulting in a payout of 105,805 shares, plus dividend equivalents.

            Mr. Rogers also was granted long-term performance shares in 2009 with respect to the 2009-2011 performance period. These performance shares were subject to the same two equally-weighted performance measures that applied to other named executive officers, as described on page 44. Based on Duke Energy's performance, Mr. Rogers received a payout of 131,897 performance shares, plus dividend equivalents earned during the 2009-2011 performance period, which is equal to a payout of 106.25% of the target number of Mr. Rogers' 2009-2011 performance shares.

            For 2011, the performance criteria applicable to the long-term portion of Mr. Rogers' performance shares were the same two equally-weighted predetermined measures based on TSR and adjusted ROE as were applicable for the other named executive officers under the 2011 LTI program, as measured over the 2011-2013 performance period. If earned, such performance shares would be paid in early 2014.

Actions Taken in Connection with the Proposed Merger with Progress Energy

            The Compensation Committee has considered a number of matters in connection with the proposed merger with Progress Energy, although it has generally delayed making final decisions until after the consummation of the proposed merger.

            On January 8, 2011, Mr. Rogers entered into a term sheet with Duke Energy in connection with the announcement of a merger agreement with Progress Energy. The term sheet provides that Mr. Rogers' employment agreement will be amended in certain respects to reflect the changes to his duties and responsibilities in connection with the merger with Progress Energy. In particular, the term sheet provides that following the merger, Mr. Rogers will serve as Executive Chairman of the Board of Directors of Duke Energy and will cease to be President and Chief Executive Officer. The term sheet also provides for Mr. Rogers' term of employment to end on the later of the second anniversary of the completion of the merger with Progress Energy or December 31, 2013, and for Mr. Rogers' compensation arrangement to remain the same as under his current employment agreement through December 31, 2013.

Other Compensation Policies

            Stock Ownership Policy.    Duke Energy has adopted a stock ownership policy to reinforce the importance of owning Company stock. This is intended to align the interests of the executives and shareholders, and to focus the executives on the long-term success of Duke Energy. In order to ensure that Duke Energy's stock ownership guidelines continue to be consistent with our peer group, general industry practices and governance best practices, the stock ownership guidelines are periodically reviewed and apply to directors and the members of the Executive Leadership Team ("ELT"), including the named executive officers, as follows:

Position	Value of Shares
Board of Directors	5 times cash retainer value
President and CEO	7 times base pay, or if none, 10 times base pay of highest CEO direct report
Direct Reports to CEO	3 times base pay
Other ELT Members	1 times base pay

            Each employee covered by the stock ownership guidelines is required to hold 50% of all shares of Duke Energy common stock in which they become vested under the LTI program (after the payment of any applicable taxes) until the applicable ownership requirement is satisfied. Each of the named executive officers was in compliance with the stock ownership policy throughout 2011.

            Option Holding Policy.    Duke Energy has adopted a policy that prohibits each executive officer, including each named executive officer, from selling shares of Duke Energy common stock acquired through the exercise of stock options until such executive officer is in compliance with Duke Energy's stock ownership requirements. An executive officer may, however, sell common stock acquired through an option exercise for the limited purpose of paying the exercise price of the stock option and any applicable tax liability.

            Clawback Policy.    Duke Energy has adopted a clawback policy whereby, to the extent permitted by law and if the Board of Directors determines it to be reasonable and appropriate under the circumstances, Duke Energy will require the reimbursement of the portion of any performance-based bonus or incentive compensation payment paid to any executive officer, where such portion of the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement caused or partially caused by such executive officer's fraud or misconduct.

            Hedging Policy.    Duke Energy has adopted a policy that prohibits directors, officers and employees (including the named executive officers), and related persons, from trading in options, warrants, puts and calls or similar instruments in connection with Duke Energy securities, or selling Duke Energy securities "short," or holding such securities in margin accounts.

            Equity Award Granting Policy.    As Duke Energy recognizes the importance of adhering to specific practices and procedures in the granting of equity awards, the Compensation Committee has adopted a policy that applies to the granting of all equity awards for employees and directors. Under this policy, the Compensation Committee or Board of Directors may grant equity awards only as follows:

  •
  Annual grants, if any, to employees may be made at any regularly-scheduled meeting, provided that reasonable efforts will be made to make such grants at the first regularly-scheduled meeting of the Board of Directors or Compensation Committee each calendar year.

  •
  Annual grants, if any, to outside directors, may be made by the Board of Directors at any regularly-scheduled meeting, provided that reasonable efforts will be made to make such grants at the regularly-scheduled meeting of the Board of Directors that is held in conjunction with the annual meeting of shareholders each year.

  •
  Grants also may be made at meetings of the Compensation Committee or the Board of Directors that are not regularly-scheduled but that occur during an "open window period," as defined in Duke Energy's insider trading policy.

            The Compensation Committee has delegated authority to each of the Chairman of the Board of Directors and the Chairman of the Compensation Committee to grant equity awards, subject to certain limitations, to employees who are not executive officers. Equity awards made by delegated authority must be made on the first or second business day of an "open window period," as defined in Duke Energy's insider trading policy.

Risk Assessment of Compensation Policies and Practices

            In consultation with the Compensation Committee, members of management from Duke Energy's Human Resources, Legal and Risk Management groups assessed whether Duke Energy's compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of Duke Energy's business and the design of our incentive plans and policies.

            Management reported its findings to the Compensation Committee, and after review and discussion, the Compensation Committee concluded that the plans and policies do not encourage excessive or inappropriate risk taking. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning Duke Energy's compensation policies with the long-term interests of Duke Energy and avoiding rewards that could create unnecessary risks to Duke Energy, as evidenced by the following:

  •
  Duke Energy does not use highly-leveraged STI goals, but instead the STI opportunities are based on balanced performance metrics that promote long-term goals, and all payouts are capped at a pre-established percentage of the target payment opportunity;

  •
  Duke Energy's LTI opportunities generally vest over a period of three years in order to focus our executives on long-term performance and enhance retention. Our performance shares are granted annually and have overlapping three-year performance periods, so any inappropriate risks taken to increase the payout under one award could jeopardize the potential payouts under other awards;

  •
  Duke Energy uses a variety of performance metrics (i.e., adjusted diluted EPS, O&M expense, reliability, safety, TSR, CAGR with respect to adjusted diluted EPS, adjusted ROE) that correlate to long-term value, and our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions;

  •
  Duke Energy's stock ownership policy requires the members of our ELT, including our named executive officers, to hold a minimum level of Duke Energy shares to ensure that each executive has personal wealth tied to the long-term success of Duke Energy and is therefore aligned with shareholders; and

  •
  Duke Energy has established a "clawback policy," which allows Duke Energy to require the reimbursement of any incentive compensation, the payment of which was predicated upon the achievement of financial results that were subsequently the subject of a restatement caused or partially caused by the recipient's fraud or misconduct.

Tax and Accounting Implications

            Deductibility of Executive Compensation.    The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Duke Energy generally may not deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to shareholder-approved plans is not subject to the deduction limit as long as such compensation is approved by "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

            Although the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit of Section 162(m) of the Internal Revenue Code, the Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interests of shareholders. For example, phantom share awards received by certain employees, and amounts paid to certain employees under the STI Plan with respect to individual objectives, may not be deductible for federal income tax purposes, depending on the amount and other types of compensation received by such employees.

            Accounting for Stock Based Compensation.    Duke Energy recognizes stock based compensation based upon the estimated fair value of the awards, net of estimated forfeitures. The recognition period for these costs begins at either the applicable service inception date or grant date and continues throughout the requisite service period, or for certain share-based awards until the employee becomes retirement eligible, if earlier. Share-based awards, including stock options, but not performance shares, granted to employees that are already retirement eligible are deemed to have vested immediately upon issuance, and therefore, compensation cost for those awards is recognized on the date such awards are granted.

            Non-GAAP Financial Measures.    As described previously in this Compensation Discussion and Analysis, Duke Energy uses various financial measures, including adjusted diluted EPS and O&M expense, in connection with short-term and long-term incentives. Adjusted diluted EPS is a non-GAAP financial measure as it represents diluted EPS from continuing operations attributable to Duke Energy common shareholders, adjusted for the per share impact of special items and the mark-to-market impacts of economic hedges related to certain generation assets in the Commercial Power segment. Duke Energy's management also uses adjusted diluted EPS as a measure to evaluate operations of the Company. The O&M expense measure used for incentive plan purposes also is a non-GAAP financial measure as it too is adjusted for the impact of certain of these items. Special items represent certain charges and credits which management believes will not be recurring on a regular basis, although it is reasonably possible such charges and credits could recur. The impact of an asset impairment is a special item that generally is excluded from adjusted EPS; however, for 2011, the Committee exercised negative discretion and included the impact of an impairment charge at our Edwardsport, Indiana IGCC plant, resulting in a $0.10 reduction in the adjusted EPS amount that was utilized for incentive plan purposes. Mark-to-market adjustments reflect the mark-to-market impact of derivative contracts, which is recognized in GAAP earnings immediately as such derivative contracts do not qualify for hedge accounting or regulatory accounting treatment, used in Duke Energy's hedging of a portion of the economic value of its generation assets in the Commercial Power segment. The economic value of the generation assets is subject to fluctuations in fair value due to market price volatility of the input and output commodities (e.g., coal, power) and, as such, the economic hedging involves both purchases and sales of those input and output commodities related to the generation assets. Because the operations of the generation assets are accounted for under the accrual method, management believes that excluding the impact of mark-to-market changes of the economic hedge contracts from adjusted earnings until settlement better matches the financial impacts of the hedge contract with the portion of the economic value of the underlying hedged asset. The most directly comparable GAAP measures for adjusted diluted EPS and O&M expense measures used for incentive plan purposes are reported diluted EPS from continuing operations attributable to Duke Energy Corporation common shareholders and reported O&M expense from continuing operations, which include the impact of special items and the mark-to-market impacts of economic hedges in the Commercial Power segment. For purposes of the LTI program, CAGR is calculated based on adjusted EPS, as described above, and adjusted ROE is calculated based on the average of the annual adjusted ROE, with equity determined on a quarterly basis, earned by Duke Energy during the applicable performance period with each annual adjusted ROE being calculated by dividing adjusted net income by average shareholders' equity, which is calculated by reference to shareholders' equity as reported on Duke Energy's consolidated balance sheet, excluding goodwill. Under this calculation, adjusted net income is determined in a manner similar to the methodology used for calculating adjusted diluted EPS for purposes of the STI Plan.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
James E. Rogers(6)	2011	0	0	6,439,381	1,600,001	0	328,742	412,134	8,780,258
Chairman, President &	2010	0	0	6,440,180	1,600,000	0	352,289	422,712	8,815,181
Chief Executive Officer	2009	0	0	4,911,142	1,200,000	0	425,309	391,212	6,927,663
Lynn J. Good	2011	595,833	0	1,213,768	0	495,545	187,708	84,317	2,577,171
Group Executive &	2010	575,000	0	1,163,575	0	710,528	437,235	77,000	2,963,338
Chief Financial Officer	2009	540,627	0	1,043,241	0	628,685	820,232	107,012	3,139,797
Marc E. Manly	2011	600,000	0	1,213,768	0	499,010	384,160	130,172	2,827,110
Group Executive,	2010	600,000	0	1,214,108	0	653,820	567,171	49,341	3,084,440
Chief Legal Officer and Corporate Secretary	2009	600,000	0	1,251,825	0	691,620	929,366	99,690	3,572,501
Dhiaa M. Jamil	2011	520,833	0	1,062,092	0	415,669	135,802	68,619	2,203,015
Group Executive,
Chief Generation Officer and Chief Nuclear Officer
B. Keith Trent	2011	500,004	0	1,011,532	0	415,845	121,401	77,102	2,125,884
Group Executive & President	2010	500,004	0	1,011,812	0	608,855	150,788	74,414	2,345,873
Commercial Businesses	2009	500,004	0	1,043,241	0	573,555	156,986	72,492	2,346,278

(1)
This column does not reflect the value of stock awards that were actually earned or received by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of the performance shares (based on the probable outcome of the performance conditions as of the date of grant) and phantom shares granted to our named executive officers in the applicable year. The aggregate grant date fair value of the performance shares granted in 2011 to Messrs. Rogers, Manly, Jamil and Trent, and Ms. Good, assuming that the highest level of performance would be achieved, is $7,589,993; $1,260,038; $1,102,534; $1,049,942; and $1,260,038, respectively. The aggregate grant date fair value of the awards was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards.

(2)
This column does not reflect the value of shares that were actually acquired upon the exercise of stock options by Mr. Rogers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of the stock options granted to Mr. Rogers in the applicable year. The aggregate grant date fair value was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards.

(3)
With respect to the applicable performance period, this column reflects amounts payable under the Duke Energy Corporation Executive Short-Term Incentive Plan. Unless deferred, the 2011 amounts were paid in March 2012.

(4)
This column includes the amounts listed below. The amounts listed were earned over the 12-month period ending on December 31, 2011.

	James E. Rogers ($)		Lynn J. Good ($)	Marc E. Manly ($)	Dhiaa M. Jamil ($)	B. Keith Trent ($)
Change in Actuarial Present Value of Accumulated Benefit Under the Duke Energy Retirement Cash Balance Plan	0		0	0	38,421	25,314
Change in Actuarial Present Value of Accumulated Benefit Under the Duke Energy Corporation Executive Cash Balance Plan	0		163,995	347,873	97,381	96,087
Change in Actuarial Present Value of Accumulated Benefit Under the Cinergy Corp. Non-Union Employees' Pension Plan	(18,821)		23,713	36,287	0	0
Above-Market Interest Earned on Amounts Deferred Under the Deferred Compensation Agreement	328,742		0	0	0	0
Total	328,742	*	187,708	384,160	135,802	121,401
*
As required by applicable SEC rules, the decrease in the actuarial present value of Mr. Rogers' benefit under the Cinergy Corp. Non-Union Employees' Pension Plan is disregarded when determining the total for this column.

(5)
The All Other Compensation column includes the following for 2011:

	James E. Rogers ($)	Lynn J. Good ($)	Marc E. Manly ($)	Dhiaa M. Jamil ($)	B. Keith Trent ($)
Matching Contributions Under the Duke Energy Retirement Savings Plan	0	14,700	14,700	14,700	14,700
Make-Whole Matching Contribution Credits Under the Duke Energy Corporation Executive Savings Plan	0	54,967	60,529	48,095	51,832
Personal Use of Airplane*	406,017	7,680	45,448	0	0
Airline Membership	0	0	0	0	0
Holiday Gift	0	320	320	320	320
Charitable Contributions Made in the Name of the Executive**	5,000	3,750	5,000	5,000	5,000
Executive Physical Exam Program	437	0	0	253	0
Financial Planning Program	0	2,900	4,175	251	5,250
Expenses Incurred in Connection with Preparation of Employment Agreement	680	0	0	0	0
Total	412,134	84,317	130,172	68,619	77,102
  *
  Regarding use of corporate aircraft, named executive officers are required to reimburse Duke Energy the direct operating costs of any personal travel. With respect to flights on a leased or chartered airplane, direct operating costs equal the amount that the third party charges Duke Energy for such trip. With respect to flights on the Company-owned airplane, direct operating costs include the amounts permitted by the Federal Aviation Regulations for non-commercial carriers. Named executive officers are permitted to invite their spouse or other guests to accompany them on business trips when space is available; however, in such events, the named executive officer is imputed income in accordance with IRS guidelines. The additional cost included in the table above is the amount of the IRS-specified tax deduction disallowance, if any, plus any additional carbon credits purchased with respect to the named executive officer's personal travel.

  **
  Certain charitable contributions made by the named executive officers are not eligible for reimbursement under the Matching Gifts Program and therefore are not listed above.

(6)
Mr. Rogers did not receive salary or bonus from Duke Energy during 2009-2011. As previously described, he is covered under an employment agreement with Duke Energy that provides compensation primarily through stock-based awards.

GRANTS OF PLAN-BASED AWARDS

										All Other Option Awards: Number of Securities Underlying Options (#)(4)
									All Other Stock Awards: Number of Shares of Stock or Units (#)(3)			Grant Date Fair Value of Stock and Option Awards ($)(6)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
											Exercise or Base Price of Option Awards ($/Sh)(5)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James E. Rogers	Annual Performance Shares	2/22/2011				52,837	111,235	221,913				2,000,005
James E. Rogers	Long-Term Perf. Shares	2/22/2011				33,371	66,741	100,111				1,239,374
James E. Rogers	Long-Term Perf. Shares	2/22/2011				33,371	66,741	100,111				1,199,997
James E. Rogers	Phantom Shares	2/22/2011							111,235			2,000,005
James E. Rogers	Options	2/22/2011								1,073,826	17.98	1,600,001
Lynn J. Good	Cash Bonus		226,417	476,667	875,875
Lynn J. Good	Long-Term Perf. Shares	2/22/2011				11,680	23,360	35,040				433,795
Lynn J. Good	Long-Term Perf. Shares	2/22/2011				11,680	23,360	35,040				420,013
Lynn J. Good	Phantom Shares	2/22/2011							20,020			359,960
Marc E. Manly	Cash Bonus		228,000	480,000	882,000
Marc E. Manly	Long-Term Perf. Shares	2/22/2011				11,680	23,360	35,040				433,795
Marc E. Manly	Long-Term Perf. Shares	2/22/2011				11,680	23,360	35,040				420,013
Marc E. Manly	Phantom Shares	2/22/2011							20,020			359,960
Dhiaa M. Jamil	Cash Bonus		197,917	416,667	765,625
Dhiaa M. Jamil	Long-Term Perf. Shares	2/22/2011				10,220	20,440	30,660				379,571
Dhiaa M. Jamil	Long-Term Perf. Shares	2/22/2011				10,220	20,440	30,660				367,511
Dhiaa M. Jamil	Phantom Shares	2/22/2011							17,520			315,010
B. Keith Trent	Cash Bonus		190,002	400,003	735,006
B. Keith Trent	Long-Term Perf. Shares	2/22/2011				9,733	19,465	29,198				361,465
B. Keith Trent	Long-Term Perf. Shares	2/22/2011				9,733	19,465	29,198				349,981
B. Keith Trent	Phantom Shares	2/22/2011							16,690			300,086

(1)
Reflects the short-term incentive opportunity granted to our named executive officers in 2011 under the Duke Energy Corporation Executive Short-Term Incentive Plan. The information included in the "Threshold," "Target," and "Maximum" columns reflects the range of potential payouts under the plan established by the Compensation Committee. The actual amounts earned by each executive under the terms of such plan are disclosed in the Summary Compensation Table.

(2)
Reflects the performance shares granted to our named executive officers in 2011 under the Duke Energy Corporation 2010 Long-Term Incentive Plan. The information included in the "Threshold," "Target," and "Maximum" columns reflects the range of potential payouts under the plan established by the Compensation Committee. Earned performance shares will be paid or, if elected, deferred, following the end of the 2011-2013 performance period (or, with respect to Mr. Rogers, following the 2011 and 2011-2013 performance periods), based on the extent to which the performance goals have been achieved. Any shares not earned are forfeited. In addition, following a determination that the performance goals have been achieved, participants will receive a cash payment (which will be deferred if so elected by the participant) equal to the amount of cash dividends paid on one share of Duke Energy common stock during the performance period multiplied by the number of performance shares earned.

(3)
Reflects the phantom shares granted to our named executive officers in 2011 under the Duke Energy Corporation 2010 Long-Term Incentive Plan. The phantom shares generally vest in equal portions on each of the first three anniversaries of the grant date, provided the recipient continues to be employed by Duke Energy on each vesting date or his or her employment terminates by reason of retirement. The phantom shares granted to Mr. Rogers vest ratably in four equal quarterly installments following grant. If dividends are paid during the vesting period, then the participants will receive a current cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the vesting period multiplied by the number of unvested phantom shares.

(4)
Reflects the number of shares that may be issued to Mr. Rogers on exercise of the stock option granted in 2011 under the Duke Energy Corporation 2010 Long-Term Incentive Plan. The option vests in three equal installments on January 1, 2012, January 1, 2013 and January 1, 2014, so long as Mr. Rogers remains employed with Duke Energy or his employment terminates by reason of retirement.

(5)
Reflects the exercise price for the stock option granted to Mr. Rogers in 2011, which equals the fair market value of the underlying shares on the date of grant.

(6)
Reflects the grant date fair value of each phantom share, performance share (based on the probable outcome of the performance conditions as of the date of grant) and stock option award granted to our named executive officers in 2011, as computed in accordance with the accounting guidance for stock-based compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

            The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2011.

DUKE ENERGY CORPORATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James E. Rogers	402,010	201,005	14.50	2/19/2019
James E. Rogers	367,816	735,632	16.43	2/22/2020
James E. Rogers		1,073,826	17.98	2/22/2021
James E. Rogers					0	0
James E. Rogers							109,556	2,410,221
James E. Rogers							109,556	2,410,221
James E. Rogers							66,741	1,468,302
James E. Rogers							100,112	2,202,453
Lynn J. Good	1		14.15	1/1/2014
Lynn J. Good	24,336		15.50	1/1/2016
Lynn J. Good					40,917	900,174
Lynn J. Good							36,750	808,500
Lynn J. Good							36,750	808,500
Lynn J. Good							23,360	513,920
Lynn J. Good							35,040	770,880
Marc E. Manly	4,936		11.54	12/4/2012
Marc E. Manly	33,540		15.50	1/1/2016
Marc E. Manly					42,904	943,888
Marc E. Manly							38,348	843,645
Marc E. Manly							38,348	843,645
Marc E. Manly							23,360	513,920
Marc E. Manly							35,040	770,880
Dhiaa M. Jamil	2,125		7.85	2/25/2013
Dhiaa M. Jamil					32,831	722,282
Dhiaa M. Jamil							27,960	615,120
Dhiaa M. Jamil							27,960	615,120
Dhiaa M. Jamil							20,440	449,680
Dhiaa M. Jamil							30,660	674,520
B. Keith Trent	0
B. Keith Trent					35,761	786,742
B. Keith Trent							31,958	703,065
B. Keith Trent							31,958	703,065
B. Keith Trent							19,465	428,230
B. Keith Trent							29,198	642,345

(1)
On February 19, 2009, Mr. Rogers received stock options covering 603,015 shares that vest and become exercisable in three equal installments on January 1, 2010, January 1, 2011, and January 1, 2012. On February 22, 2010, Mr. Rogers received stock options covering 1,103,448 shares that vest and become exercisable in three equal installments on January 1, 2011, January 1, 2012, and January 1, 2013. On February 22, 2011, Mr. Rogers received stock options covering 1,073,826 shares that vest and become exercisable in three equal installments on January 1, 2012, January 1, 2013, and January 1, 2014.

(2)
Ms. Good and Messrs. Manly, Jamil and Trent received phantom shares on February 19, 2009, February 22, 2010, and February 22, 2011, which vest, subject to certain exceptions, in equal installments on the first three anniversaries of the date of grant.

(3)
Ms. Good and Messrs. Rogers, Manly, Jamil and Trent received performance shares on February 22, 2010 and on February 22, 2011, that, subject to certain exceptions, are eligible for vesting on December 31, 2012 and December 31, 2013, respectively. Pursuant to applicable SEC rules, (i) one-half of the performance shares granted (relating to the ROE performance measure) are listed at the maximum number of shares for shares granted on February 22, 2010 and at the target number of shares for shares granted on February 22, 2011, and (ii) one-half of the performance shares (relating to the TSR performance measure) are listed at the maximum number of shares for shares granted on February 22, 2010 and February 22, 2011.

            Effective on January 2, 2007, Duke Energy spun off its gas businesses to form Spectra Energy. Effective with the spin-off, equitable adjustments were made with respect to then-outstanding stock options and outstanding equity awards relating to Duke Energy common stock. All such awards were adjusted into two separate awards, one relating to Duke Energy common stock and one relating to Spectra Energy common stock. The following table shows Mr. Rogers' Spectra Energy equity awards that were outstanding as of December 31, 2011. No other named executive officer held Spectra Energy equity awards as of December 31, 2011.

SPECTRA ENERGY CORP
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
James E. Rogers	46,735	21.39	1/1/2014
James E. Rogers	107,094	23.07	1/1/2015
James E. Rogers	106,860	23.43	1/1/2016
James E. Rogers	938,823	25.09	4/4/2016

OPTION EXERCISES AND STOCK VESTED

	Option Awards				Stock Awards
	Duke Energy		Spectra Energy		Duke Energy		Spectra Energy
Name	Number of Duke Energy Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Spectra Energy Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Duke Energy Shares Acquired on Vesting (#)(2)(3)	Value Realized on Vesting ($)(4)	Number of Spectra Energy Shares Acquired on Vesting (#)(5)	Value Realized on Vesting ($)(6)
James E. Rogers	2,305,554	10,206,551	0	0	351,700	7,922,031	0	0
Lynn J. Good	37,938	240,670	21,528	130,205	71,855	1,634,753	613	16,741
Marc E. Manly	0	0	20,116	50,977	86,890	1,974,307	1,621	44,270
Dhiaa M. Jamil	0	0	1,062	16,174	73,858	1,561,051	12,827	339,055
B. Keith Trent	12,700	12,700	6,350	8,700	72,375	1,644,677	1,330	36,322

(1)
The value realized upon exercise was calculated based on the closing price of a share of Duke Energy or Spectra Energy common stock, as applicable, on the date of option exercise.

(2)
Includes vested phantom shares and performance shares covering the 2009-2011 performance period for all executives, as well as Mr. Rogers' annual performance shares for 2011, and 2,763 shares attributable to Mr. Rogers' 2010 annual performance share award. The Compensation Committee certified the achievement of the applicable performance measures for the performance share cycles ending in 2011 on February 27, 2012.

(3)
Mr. Trent elected to defer the following number and amount of vested Duke Energy stock awards pursuant to the Duke Energy Corporation Executive Savings Plan, which is described in more detail on page 47: 14,180 shares ($255,423).

(4)
The value realized upon vesting of stock awards was calculated based on the closing price of a share of Duke Energy common stock on the respective vesting date, and includes the following cash payments for dividend equivalents on earned performance shares: Mr. Rogers: $435,742; Ms. Good: $136,966; Mr. Manly: $164,341; Mr. Jamil: $92,454; and Mr. Trent: $136,966. Dividend equivalents for the first quarter of 2012 are not included above but were paid due to the fact that the vested performance shares were not distributed until after the certification of performance results on February 27, 2012.

(5)
Includes phantom shares that vested during 2011. Mr. Trent elected to defer the following number and amount of vested Spectra Energy stock awards pursuant to the Duke Energy Corporation Executive Savings Plan, which is described in more detail on page 47: 1,330 shares ($36,322).

(6)
The value realized upon vesting of stock awards was calculated based on the closing price of a share of Spectra Energy common stock on the respective vesting date.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James E. Rogers	Cinergy Corp. Non-Union Employees' Pension Plan	16.77	587,950	0
Lynn J. Good	Cinergy Corp. Non-Union Employees' Pension Plan	8.67	125,237	0
Lynn J. Good	Duke Energy Corporation Executive Cash Balance Plan	8.67	4,429,578	0
Marc E. Manly	Cinergy Corp. Non-Union Employees' Pension Plan	9.17	339,464	0
Marc E. Manly	Duke Energy Corporation Executive Cash Balance Plan	9.17	7,915,180	0
Dhiaa M. Jamil	Duke Energy Retirement Cash Balance Plan	30.34	455,989	0
Dhiaa M. Jamil	Duke Energy Corporation Executive Cash Balance Plan	30.34	413,892	0
B. Keith Trent	Duke Energy Retirement Cash Balance Plan	9.66	193,968	0
B. Keith Trent	Duke Energy Corporation Executive Cash Balance Plan	9.66	493,919	0

(1)
Mr. Rogers' credited service is frozen as of April 3, 2006, which is the date of the merger of Duke Energy and Cinergy Corp.

            Duke Energy provides pension benefits that are intended to assist its retirees with their retirement income needs. A more detailed description of the plans that comprise Duke Energy's pension program follows.

Duke Energy Retirement Cash Balance Plan and Executive Cash Balance Plan

            Messrs. Jamil and Trent actively participate in the Duke Energy Retirement Cash Balance Plan ("RCBP"), which is a noncontributory, defined benefit retirement plan that is intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. The RCBP generally covers employees of Duke Energy and affiliates, with certain exceptions for legacy Cinergy Corp. employees who are covered under the Cinergy Plan (described below). The RCBP provides benefits under a "cash balance account" formula. Messrs. Jamil and Trent have satisfied the eligibility requirements to receive their RCBP account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to a hypothetical account at the time of benefit commencement. Payment is also available in annuity forms based on the actuarial equivalent of the account balance.

            The amount credited to the hypothetical account is increased with monthly pay credits equal to (i) for participants with combined age and service of less than 35 points, 4% of eligible monthly compensation, (ii) for participants with combined age and service of 35 to 49 points, 5% of eligible monthly compensation, (iii) for participants with combined age and service of 50 to 64 points, 6% of eligible monthly compensation, and (iv) for participants with combined age and service of 65 or more points, 7% of eligible monthly compensation. If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to 4% of eligible compensation above the Social Security wage base. Interest credits are credited monthly, with the interest rate determined quarterly based generally on the 30-year Treasury rate.

            For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k), cafeteria, or 132(f) transportation plan, and deferrals under the Duke Energy Corporation Executive Savings Plan. Compensation does not include severance pay (including vacation bank time and payment for unused vacation), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, long-term incentive compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, phantom stock or restricted stock) and other compensation items to the extent described as not included for purposes of benefit plans or the RCBP. The benefit under the RCBP is limited by maximum benefits and compensation limits under the Internal Revenue Code.

            Messrs. Jamil and Trent actively participate in the Duke Energy Corporation Executive Cash Balance Plan ("ECBP"), which is a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (i) compensation in excess of the annual compensation limit ($250,000 for 2012) under the Internal Revenue Code that applies to the determination of pay credits under the RCBP, (ii) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($200,000 for 2012) under the Internal Revenue Code that applies to the RCBP, and (iii) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with Duke Energy.

            Amounts were credited to an account established for Ms. Good and Mr. Manly under the Duke Energy Corporation Executive Cash Balance Plan pursuant to an amendment to each of their prior employment agreements that was negotiated in connection with the merger of Cinergy Corp. and Duke Energy. Ms. Good and Mr. Manly will not earn any additional benefits under any nonqualified defined benefit plan (other than future interest credits under the Duke Energy Corporation Executive Cash Balance Plan) unless and until they continue employment with Duke Energy past age 62.

Cinergy Corp. Non-Union Employees' Pension Plan

            Mr. Rogers has an accrued benefit under the Cinergy Corp. Non-Union Employees' Pension Plan ("Cinergy Plan"), but his benefit was "frozen" on April 3, 2006 (i.e., it is not increased by Mr. Rogers' service and pay after April 3, 2006). Ms. Good and Mr. Manly currently participate in the

Cinergy Plan, which is a tax-qualified defined benefit plan that generally covers legacy Cinergy Corp. non-bargaining employees. The Cinergy Plan provides benefits under the Duke Account Formula (which, in 2007, replaced the Balanced and Investor Programs). The Duke Account Formula (and the prior Balanced and Investor Programs) are "cash balance account" formulas. Prior to 2011, the Cinergy Plan also provided benefits under the Traditional Program formula, which provides benefits based on service and final average monthly pay. After 2010, all non-union participants in the Traditional Program formula, including Mr. Manly, were moved into the Duke Account Formula with the retention of a frozen accrued benefit under the Traditional Program (i.e., the benefit is not increased for service and pay after 2010). Ms. Good has always participated in the Duke Account Formula.

            Under the Cinergy Plan's Traditional Program, in which Mr. Rogers participated prior to April 3, 2006 and in which Mr. Manly participated prior to 2011, each participant earns a benefit under a final average pay formula, which calculates pension benefits based on a participant's "highest average earnings" and years of plan participation. The Traditional Program benefit is payable following normal retirement at age 65, following early retirement at or after age 50 with three or more years of service (with reduction in the life annuity for commencement before age 62 in accordance with prescribed factors) and at or after age 55 with combined age and service of 85 points (with no reduction in the life annuity for commencement before normal retirement age). Mr. Rogers is eligible for an unreduced early retirement benefit. Mr. Manly is eligible for an early retirement benefit, the amount of which would be reduced for early commencement. Payment is available in a variety of annuity forms.

            The Traditional Program benefit formula is the sum of (a), (b), and (c), where (a) is 1.1% of final average monthly pay ("FAP") times years of participation (up to a maximum of 35 years), where (b) is 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years), and where (c) is 1.55% of FAP times years of participation in excess of 35. The benefit under the Traditional Program will not be less than the minimum formula, which is the sum of (x) and (y), where (x) is the lesser of (i) 1.12% of FAP times years of participation (up to a maximum of 35 years) plus 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years) or (ii) 1.163% of FAP times years of participation (up to a maximum of 35 years), and where (y) is 1.492% of FAP times years of participation over 35 years. Social Security covered compensation is the average of the Social Security wage bases during the 35 calendar years ending in the year the participant reaches Social Security retirement age.

            FAP is the average of the participant's total pay during the three consecutive years of highest pay from the last 10 years of participation. This is determined using the three consecutive calendar years or last 36 months of participation that yield the highest FAP (determined without including banked vacation). For Mr. Manly and other similarly-situated participants, averaged banked vacation as of December 31, 2010 (or, if less, at retirement) is then added to this amount to obtain the FAP. Mr. Manly's FAP was frozen on December 31, 2010 and will not be increased by compensation received thereafter.

            Total pay includes base salary or wages, overtime pay, shift premiums, work schedule recognition pay, holiday premiums, unused banked vacation pay, performance lump sum pay, annual incentive plan awards and annual performance cash awards. Total pay does not include reimbursements or other expense allowances, imputed income, fringe benefits, moving and relocation expenses, deferred compensation, welfare benefits, long-term performance awards and executive individual incentive awards. The benefit under the Cinergy Plan is limited by maximum benefits and compensation limits under the Internal Revenue Code.

            As described above, effective January 1, 2011 Mr. Manly participates in the Duke Account Formula. This feature of the Cinergy Plan provides a benefit substantially similar to that provided under the RCBP, using total pay, as defined above, but without unused banked vacation.

Present Value Assumptions

            Because the pension amounts shown in the Pension Benefits Table are the present values of current accrued retirement benefits, numerous assumptions must be applied. The values are based on the same assumptions as used in our Annual Report, except as required by applicable SEC rules. Such assumptions include a 5.10% discount rate and a 4.50% interest crediting rate for cash balance accounts. Cash balance accounts are assumed to be paid in the form of a lump sum. Annuity benefits are assumed to be paid in the form of either a 100% contingent annuity or a single life annuity. The post-retirement mortality assumption is consistent with that used in our Annual Report. Benefits are assumed to commence at age 62 for Messrs. Rogers and Manly and Ms. Good, and at age 65 for Messrs. Jamil and Trent, or the named executive officer's current age (if later), and each named executive officer is assumed to remain employed until that age.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)(5)
James E. Rogers	0	0	1,828,999	0		9,682,256
Duke Energy Corporation Executive Savings Plan
James E. Rogers	0	0	702,441 (3)	(801,000	)(4)	4,716,392	(6)
Deferred Compensation Agreement
Lynn J. Good	47,667	54,967	1,745	0		331,670
Duke Energy Corporation Executive Savings Plan
Marc E. Manly	130,753	60,529	(28,376)	0		1,035,128
Duke Energy Corporation Executive Savings Plan
Dhiaa M. Jamil	135,217	48,095	(2,991)	0		1,185,384
Duke Energy Corporation Executive Savings Plan
B. Keith Trent	333,330	51,832	1,033,368	0		6,342,398
Duke Energy Corporation Executive Savings Plan

(1)
Includes $47,667, $6,000, and $52,083 of salary deferrals credited to the plan in 2011 on behalf of Ms. Good and Messrs. Manly and Jamil, respectively, which are included in the salary column of the Summary Compensation Table. Includes $124,753, $83,134 and $41,585 of short-term incentive deferrals earned in 2011 and credited to the plan in 2012 on behalf of Messrs. Manly, Jamil and Trent, respectively. Includes $291,745 of stock award deferrals credited to the plan on behalf of Mr. Trent with respect to 2011.

(2)
Reflects make-whole matching contribution credits made under the Duke Energy Corporation Executive Savings Plan which are reported in the All Other Compensation column of the Summary Compensation Table.

(3)
Includes $328,742 of above-market interest as reported for Mr. Rogers in footnote 4 to the Summary Compensation Table on page 58.

(4)
Reflects a payment to Mr. Rogers pursuant to the terms of the Deferred Compensation Agreement that he entered into with PSI Energy, Inc. (subsequently renamed Duke Energy Indiana, Inc.) on December 16, 1992.

(5)
The aggregate balance as of December 31, 2011 for each named executive officer includes the following aggregate amount of prior deferrals of base salary, short-term incentives and long-term incentives, as well as employer matching contributions and nonqualified deferred compensation earnings, that were previously earned and reported as compensation on the Summary Compensation Table for the years 2006 through 2010: (i) Mr. Rogers—$1,372,423; (ii) Ms. Good—

  $265,404; (iii) Mr. Manly—$815,498 and (iv) Mr. Trent—$400,367. These amounts have since been adjusted, pursuant to the terms of the Duke Energy Corporation Executive Savings Plan for investment performance (e.g., earnings and losses), deferrals, contributions and distributions. The aggregate balance as of December 31, 2011 also includes the amounts earned in 2011 but credited to the plan in 2012, including the amounts described in footnotes 1 and 2 above.

(6)
Reflects Mr. Rogers' interest under the Deferred Compensation Agreement that he entered into with PSI Energy, Inc. (subsequently renamed Duke Energy Indiana, Inc.) on December 16, 1992. Except for earnings on previously deferred amounts, Mr. Rogers is not permitted to earn any additional amounts under this plan.

Duke Energy Corporation Executive Savings Plan

            Under the Duke Energy Corporation Executive Savings Plan, participants can elect to defer a portion of their base salary, short-term incentive compensation and long-term incentive compensation (other than stock options). Participants also receive a company matching contribution in excess of the contribution limits prescribed by the Internal Revenue Code under the Duke Energy Retirement Savings Plan. In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may direct the deemed investment of base salary deferrals, short-term incentive deferrals and matching contributions among investments options available under the Duke Energy Retirement Savings Plan, including in the Duke Energy Common Stock Fund. Participants may change their investment elections on a daily basis. Deferrals of equity awards are credited with earnings and losses based on the performance of the Duke Energy Common Stock Fund. The benefits payable under the plan are unfunded and subject to the claims of Duke Energy's creditors.

Deferred Compensation Agreement for Mr. Rogers

            In 1992, PSI Energy, Inc. (subsequently renamed Duke Energy Indiana, Inc.) entered into a deferred compensation agreement with Mr. Rogers. Except for earnings on amounts previously deferred, Mr. Rogers is not accruing any additional benefits under this agreement. The agreement provides Mr. Rogers with the right to receive two 15-year annual cash benefits. The two annual cash payments, in the amount of $554,000 and $247,000, respectively, commenced in 2010. The deferred payments accrue interest at an annual rate of 17.5%. The benefits payable under the agreement are unfunded and subject to the claims of Duke Energy's creditors.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

            Under certain circumstances, each named executive officer would be entitled to compensation in the event his or her employment terminates or upon a change in control. The amount of the compensation is contingent upon a variety of factors, including the circumstances under which he or she terminates employment. The relevant agreements that each named executive officer has entered into with Duke Energy are described below, followed by a table that quantifies the amount that would become payable to each named executive officer as a result of his or her termination of employment.

            The amounts shown assume that such termination was effective as of December 31, 2011 and are merely estimates of the amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officer's termination of employment.

            The table shown below does not include certain amounts that have been earned and which are payable without regard to the named executive officer's termination of employment. Such amounts, however, are described immediately following the table.

            Under each of the compensation arrangements described below, "change in control" generally means the occurrence of one of the following: (a) the date any person or group becomes the beneficial owner of 30% or more of the combined voting power of Duke Energy's then outstanding securities; (b) during any period of two consecutive years, the directors serving at the beginning of such period or who are elected thereafter with the support of not less than 2/3 of those directors, cease for any reason other than death, disability or retirement to constitute at least a majority thereof; (c) the consummation of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of Duke Energy, regardless of whether Duke Energy is the surviving company, unless Duke Energy's outstanding voting securities immediately prior to the transaction continue to represent at least 50% of the combined voting power of the outstanding voting securities of the surviving entity immediately after the transaction; (d) the consummation of a sale of all or substantially all of the assets of Duke Energy or a complete liquidation or dissolution, which has been approved by the shareholders of Duke Energy; or (e) under certain arrangements, the date of any other event that the Board of Directors determines should constitute a change in control.

Mr. James E. Rogers

            Effective February 19, 2009, Duke Energy entered into an employment agreement with Mr. Rogers (the "February 2009 Agreement") for the period ending December 31, 2013. All of the equity awards that were made prior to the adoption of the February 2009 Agreement have been earned or forfeited, except that certain of Mr. Rogers' stock options remain outstanding. In the event of the termination of Mr. Rogers' employment, his stock options would remain exercisable during the remainder of their ten-year term, except such options would remain exercisable for no more than 90 days in the event that Mr. Rogers' employment is terminated for cause.

            The February 2009 Agreement makes no provision for cash payments upon a termination of employment, whether before or after a change in control of Duke Energy, or for the gross up of "golden parachute" excise taxes. The February 2009 Agreement does provide for the treatment of

Mr. Rogers' outstanding equity awards upon termination of employment or upon a change in control.

            Under the February 2009 Agreement, if Mr. Rogers' employment terminates without cause or for good reason (each as defined in the February 2009 Agreement) or by reason of his "retirement" (which requires approval of the Board of Directors), then (i) his stock options and phantom stock will continue to vest in accordance with their otherwise applicable schedule as if his employment had not terminated, (ii) his stock options will remain exercisable for their full ten-year term, and (iii) his performance shares will be payable (if at all) at the end of the cycle based on actual performance, again determined as if his employment had not terminated. If Mr. Rogers' employment terminates as a result of his death or disability, then his stock options and phantom stock will vest in full, the stock options (whether or not previously vested) will remain exercisable for their full ten-year term, and the performance shares will be pro-rated for actual service and will be payable (if at all) at the end of the cycle based on actual performance. If Mr. Rogers terminates his employment without good reason (as defined in the February 2009 Agreement) or retires without the approval of the Board of Directors, his unvested stock options, phantom stock and performance shares will expire immediately, and any previously vested options will expire 90 days after the termination of employment. If Mr. Rogers' employment is terminated for cause (as defined in the February 2009 Agreement), all stock options, phantom stock and performance shares (whether or not vested) granted to him pursuant to the February 2009 Agreement will expire immediately.

            If a change in control of Duke Energy occurs and Mr. Rogers' employment is terminated within two years after the change in control, by Duke Energy without cause or by Mr. Rogers for good reason or by reason of his retirement with the approval of the Board of Directors, then notwithstanding the preceding paragraph, the stock options will vest immediately and the phantom stock and performance shares will immediately vest and be paid (in the case of performance shares, based on the target level of performance). If Mr. Rogers' employment terminates after the expiration of the term of the February 2009 Agreement but before vesting of all options and performance shares, each such award will be subject to the treatment described above, but determined as if termination had occurred during the term of the February 2009 Agreement, and any termination by Mr. Rogers, other than in anticipation of a termination for cause, will be deemed a termination for good reason.

            Under the February 2009 Agreement, "cause" generally means (i) if not cured, the willful and continued failure by Mr. Rogers to substantially perform his duties or to comply with Duke Energy's rules or procedures, (ii) the breach of confidentiality, noncompetition and nonsolicitation obligations, or (iii) Mr. Rogers' conviction of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by Mr. Rogers that has a materially adverse effect on Duke Energy, and "good reason" generally means (a) the material reduction without Mr. Rogers' consent of his title, authority, duties, or responsibilities from those in effect immediately prior to the reduction, except in the event that Mr. Rogers ceases to serve as President of Duke Energy or, if Duke Energy adopts a policy that its Chief Executive Officer shall no longer serve as Chairman of its Board of Directors, he ceases to serve as Chairman, (b) the failure by Duke Energy without Mr. Rogers' consent to nominate him for re-election to the Board of Directors, (c) a material adverse change in Mr. Rogers' reporting responsibilities, (d) any breach by Duke Energy of any other material provision of Mr. Rogers' agreement or (e) a failure by Duke Energy to require any successor entity to Duke Energy specifically to assume in writing all of Duke Energy's obligations under Mr. Rogers' agreement.

Other Named Executive Officers

            Duke Energy originally entered into a change in control agreement with Mr. Trent effective as of July 1, 2005, with Ms. Good and Mr. Manly effective as of April 4, 2006 and with Mr. Jamil effective as of February 26, 2008, all of which were amended and restated effective as of August 26, 2008 and subsequently amended effective as of January 8, 2011. The agreements have an initial term of two years commencing as of the original effective date, after which the agreements automatically extend, unless six months prior written notice is provided, on a month-to-month basis.

            The change in control agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a "change in control" by Duke Energy without "cause" or by the executive for "good reason" (each as defined below) as follows: (1) a lump-sum cash payment equal to a pro-rata amount of the executive's target bonus for the year in which the termination occurs; (2) a lump-sum cash payment equal to two times the sum of the executive's annual base salary and target annual bonus opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting "good reason"; (3) continued medical, dental and basic life insurance coverage for a two-year period or a lump sum cash payment of equivalent value (reduced by coverage obtained by subsequent employers); and (4) a lump-sum cash payment of the amount Duke Energy would have allocated or contributed to the executive's qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive's accounts as of the date of termination that would have vested during the remaining term of the agreement. If the executive would have become eligible for normal retirement at age sixty-five within the two-year period following termination, the two times multiple or two year period mentioned above will be reduced to the period from the termination date to the executive's normal retirement date. The agreements also provide for enhanced benefits (i.e., two years of additional vesting) with respect to equity awards.

            Under the change in control agreements, each named executive officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the change in control agreement otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a named executive officer becomes entitled to payments and benefits under a change in control agreement, he or she would be subject to a one-year noncompetition and nonsolicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

            As previously discussed in the Compensation Discussion and Analysis on page 49, the Compensation Committee approved the Duke Energy Corporation Executive Severance Plan (the "Executive Severance Plan") on January 8, 2011. The Executive Severance Plan provides certain executives, including Messrs. Manly, Jamil and Trent and Ms. Good, with severance payments and benefits upon a termination of employment under certain circumstances.

            Pursuant to the terms of the Executive Severance Plan, "Tier I Participants," which include Duke's eligible named executive officers, would be entitled, subject to the execution of a waiver and release of claims, to the following payments and benefits in the event of a termination of employment by (i) Duke Energy without "cause" (as defined below) or (ii) the participant for "good reason" (as defined below): (1) a lump-sum payment equal to a pro-rata amount of the participant's annual bonus for the year that the termination of employment occurs, determined based on the actual achievement of performance goals under the applicable performance-based bonus plan; (2) a lump-sum payment equal to two times the sum of the participant's annual base salary and target annual bonus opportunity in effect immediately prior to termination of employment or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting "good reason"; (3) continued access to medical and dental insurance for a two-year period following termination of employment, with monthly amounts relating to Duke Energy's portion of the costs of such coverage paid to the participant by Duke Energy (reduced by coverage provided to the participant by future employers, if any) and a lump-sum payment equal to the cost of two years of basic life insurance coverage; (4) a lump-sum payment of the amount that Duke Energy would have allocated or contributed to the participant's qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the date of termination of employment, plus the vesting of the portion, if any, of the participant's accounts that would have vested during the two-year period following the date of termination of employment, but only if the termination occurs prior to the second anniversary of the adoption of the Executive Severance Plan; (5) one year of outplacement services; and (6) two additional years of vesting with respect to equity awards and an extended period to exercise outstanding vested stock options following termination of employment.

            The Executive Severance Plan also provides that, in the event any of the payments or benefits provided for in the Executive Severance Plan otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a participant becomes entitled to payments and benefits under the Executive Severance Plan, he or she would be subject to certain restrictive covenants, including those related to noncompetition, nonsolicitation and confidentiality.

            Duke Energy has the right to terminate any participant's participation in the Executive Severance Plan, but must provide the participant with one year notice and the participant would continue to be eligible for all severance payments and benefits under the Executive Severance Plan during the notice period. Any employee who is eligible for severance payments and benefits under a separate agreement or plan maintained by Duke Energy (such as a change of control agreement) would receive compensation and benefits under such other agreement or plan (and not the Executive Severance Plan).

            For purposes of the change in control agreements and the Executive Severance Plan, "cause" generally means, unless cured within 30 days, (i) a material failure by the executive to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the executive's position, (ii) the final conviction of the executive of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the executive in connection with employment, or a malicious action by the executive toward the customers or employees of Duke Energy, (iv) a material breach by the executive of Duke Energy's Code of Business Ethics, or (v) the failure of the executive to cooperate fully with governmental investigations involving Duke Energy. "Good reason," for this purpose, generally means: (a) a material reduction in the executive's annual base salary or target annual bonus as in effect either immediately prior to the change in control or the termination under the Executive Severance Plan

(exclusive of any across the board reduction similarly affecting substantially all similarly situated employees) or (b) a material diminution in the participant's positions (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect either immediately prior to the change in control or immediately prior to a Tier I participant's termination of employment under the Executive Severance Plan.

Equity Awards—Consequence of Termination of Employment

            As described above, each year Duke Energy grants long-term incentives to its executive officers, and the terms of these awards vary somewhat from year to year. The following table summarizes the consequences under Duke Energy's long-term incentive award agreements, without giving effect to the change in control agreements or the Executive Severance Plan described above, that would generally occur with respect to outstanding equity awards in the event of the termination of employment of a named executive officer (other than Mr. Rogers, whose treatment is described above).

Event	Consequences
Voluntary termination or involuntary termination (retirement eligible)	Phantom Shares — continue to vest Performance Shares — prorated portion of award vests based on actual performance
Voluntary termination (not retirement eligible)	Phantom Shares and Performance Shares — the executive's right to unvested portion of award terminates immediately
Involuntary termination (not retirement eligible)	Phantom Shares — prorated portion of award vests Performance Shares — prorated portion of award vests based on actual performance
Involuntary termination after a CIC	Phantom Shares — immediate vesting Performance Shares — see impact of change in control below
Death or Disability	Phantom Shares — immediate vesting
Performance Shares — prorated portion of award vests based on actual performance
Change in Control	Phantom Shares — no impact absent termination of employment
Performance Shares — prorated portion of award vests based on target performance

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL ("CIC")

Name and Triggering Event	Cash Severance Payment ($)(1)	Incremental Retirement Plan Benefit ($)(2)	Welfare and Other Benefits ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)
James E. Rogers
• Voluntary termination with good reason	0	0	0	6,983,850	9,921,788
• Involuntary termination without cause	0	0	0	6,983,850	9,921,788
• Involuntary or good reason termination after a CIC	0	0	0	6,500,923	9,921,788
• Death or Disability	0	0	0	3,540,534	9,921,788
Lynn J. Good
• Voluntary termination without good reason	0	0	0	0	0
• Involuntary or good reason termination under Executive Severance Plan	2,160,000	171,160	39,148	3,305,682	0
• Involuntary or good reason termination after a CIC	2,160,000	171,160	39,148	3,125,100	0
• Death or Disability	0	0	0	2,104,017	0
Marc E. Manly
• Voluntary termination without good reason	0	0	0	2,221,213	0
• Involuntary or good reason termination under Executive Severance Plan	2,160,000	176,210	27,556	3,426,420	0
• Involuntary or good reason termination after a CIC	2,160,000	176,210	27,556	3,219,338	0
• Death or Disability	0	0	0	2,183,164	0
Dhiaa M. Jamil
• Voluntary termination without good reason	0	0	0	1,713,649	0
• Involuntary or good reason termination under Executive Severance Plan	1,890,000	312,360	40,714	2,706,014	0
• Involuntary or good reason termination after a CIC	1,890,000	312,360	40,714	2,536,379	0
• Death or Disability	0	0	0	1,682,594	0
B. Keith Trent
• Voluntary termination without good reason	0	0	0	0	0
• Involuntary or good reason termination under Executive Severance Plan	1,800,014	279,062	39,148	2,836,280	0
• Involuntary or good reason termination after a CIC	1,800,014	279,062	39,148	2,682,914	0
• Death or Disability	0	0	0	1,819,476	0

(1)
The amounts listed under "Cash Severance Payment" are payable under the terms of the named executive officer's Change in Control Agreement or under the Executive Severance Plan.

(2)
The amounts listed under "Incremental Retirement Plan Benefit" are payable under the terms of the named executive officer's Change in Control Agreement or under the Executive Severance Plan and represent the additional amount that would have been contributed to the Duke Energy Retirement Cash Balance Plan, Cinergy Corp. Non-Union Employee's Pension Plan, Duke Energy Executive Cash Balance Plan, Duke Energy Retirement Savings Plan and the Duke Energy Executive Savings Plan in the event the named executive officer had continued to be employed by Duke Energy for two additional years after the actual date of his or her termination of employment.

(3)
The amounts listed under "Welfare and Other Benefits" include the amount that would be paid to each named executive officer in lieu of providing continued welfare benefits and basic life coverage for 24 months. In addition to the amounts shown above, each named executive officer who terminates under the Executive Severance Plan will have access to outplacement services for a period of up to one year after termination.

(4)
The amounts listed under "Stock Awards" do not include amounts attributable to the performance shares that vested on December 31, 2011; such amounts are included in the Option Exercises and Stock Vested Table on page 62.

(5)
As of December 31, 2011, and without regard to any acceleration of vesting that would otherwise occur upon a triggering event, Messrs. Rogers, Manly and Jamil and Ms. Good held vested stock options with respect to the following number of Duke Energy shares: 769,826; 38,476; 2,125 and 24,337, respectively, and Mr. Rogers held vested stock options with respect to 1,199,512 Spectra Energy shares.

            The amounts listed in the preceding table have been determined based on a variety of assumptions, including with respect to the limits on qualified retirement plan benefits under the Internal Revenue Code. The actual amounts to be paid out can only be determined at the time of each named executive officer's termination of employment. The amounts described in the table do not include compensation to which each named executive officer would be entitled without regard to his or her termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, (ii) amounts that have been earned, but not yet paid, under the terms of the plans listed under the Pension Benefits and Nonqualified Deferred Compensation tables on pages 63 and 67, and (iii) the potential reimbursement of legal fees.

            The amounts shown above do not reflect the fact that, under the Change in Control Agreements that Duke Energy has entered into with Messrs. Manly, Jamil and Trent and Ms. Good, in the event that payments to any such executive in connection with a change in control otherwise would result in a golden parachute excise tax and lost tax deduction under Sections 280G and 4999 of the Internal Revenue Code, such amounts would be reduced to the extent necessary so that such tax would not apply under certain circumstances.

            The amounts shown above with respect to stock awards and option awards were calculated based on a variety of assumptions, including the following: (i) the named executive officer terminated employment on December 31, 2011; (ii) a stock price for Duke Energy common stock equal to $22.00, which was the closing price on December 30, 2011 (the last trading day of 2011); (iii) the continuation of Duke Energy's dividend at the rate in effect during the first quarter of 2012; and (iv) performance at the target level with respect to performance shares. Additionally, the amounts listed above with respect to Messrs. Manly and Jamil reflect the fact that, upon termination for any reason, except death or disability, they would receive the full value of all unvested phantom shares and the dividends that would be paid on such shares for the remainder of the original vesting period, subject to compliance with restrictive covenants contained in such awards, because they have attained the applicable retirement age.

Potential Payments Due Upon a Change in Control

            Other than as described below, the occurrence of a change in control of Duke Energy would not trigger the payment of benefits to the named executive officers absent a termination of employment. If a change in control of Duke Energy occurred on December 31, 2011, with respect to each named executive officer except Mr. Rogers, the outstanding performance share awards, including dividend equivalents, would be paid on a prorated basis assuming target performance. As of December 31, 2011, the prorated performance shares that would be paid as a result of these accelerated vesting provisions, including dividend equivalents, would have had a value of $2,275,450, $1,814,097, $1,896,172 and $2,224,926 for Messrs. Manly, Jamil and Trent and Ms. Good, respectively.

OTHER INFORMATION

Discretionary Voting Authority

            As of the date this proxy statement went to press, Duke Energy did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires Duke Energy's directors and executive officers, and any persons owning more than ten percent of Duke Energy's common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Duke Energy. We prepare and file these reports on behalf of our directors and executive officers. During 2011, all Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied.

Related Person Transactions

            Related Person Transaction Policy.    The Corporate Governance Committee adopted a Related Person Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of "related person transactions." For purposes of our policy only, a "related person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are, were or will be participants in which the amount involved exceed $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A "related person" is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

            Under the policy, if a transaction has been identified as a related person transaction (including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation), our management must present information regarding the related person transaction to our Corporate Governance Committee (or, if Corporate Governance Committee approval would be inappropriate, to the Board of Directors) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will, on an annual basis, collect information from each director, executive officer and (to the extent feasible) significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Corporate Governance Committee (or Board of Directors) will take into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

            The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Corporate Governance Committee (or Board of Directors) must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our Corporate Governance Committee (or Board of Directors) determines in the good faith exercise of its discretion. All of the transactions described below were approved in accordance with the policy.

            Nucor Corporation.    Duke Energy Indiana, a wholly-owned subsidiary of Duke Energy, and Nucor entered into an agreement pursuant to which Duke Energy Indiana provides electric service to one of Nucor's plants that is located in the Duke Energy Indiana service territory. Pursuant to this agreement, in 2011, Nucor paid Duke Energy Indiana approximately $46 million for such electric services.

            In addition, from time to time, Duke Energy and/or its subsidiaries and contractors may purchase steel from Nucor.

            Mr. DiMicco, a member of the Board of Directors, is also Chairman, President and Chief Executive Officer of Nucor and therefore may be deemed to have an interest in the transactions described above.

Proposals and Business by Shareholders

            If you wish to submit a proposal for inclusion in the proxy statement for our 2013 annual meeting of shareholders, we must receive it by November 23, 2012.

            In addition, if you wish to introduce business at our 2013 annual meeting (besides that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our bylaws, and we must receive it no earlier than January 4, 2013, and no later than February 3, 2013. The individuals named as proxy holders for our 2013 annual meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

            Your proposal or notice should be mailed to Duke Energy's Corporate Secretary at P.O. Box 1321, Charlotte, North Carolina 28201-1321.

Electronic Delivery of the 2012 Annual Report and Proxy Materials

            If you received a paper version of this year's proxy materials, please consider signing up for electronic delivery of next year's materials. Electronic delivery significantly reduces Duke Energy's printing and postage costs associated with paper publications and also reduces our consumption of natural resources. You will be notified immediately by e-mail when next year's annual report and proxy materials are available. E-delivery makes it more convenient for shareholders to cast their votes on issues that affect Duke Energy.

            In order to enroll for electronic delivery, go to http://www.icsdelivery.com/duk and follow the instructions. You will need to enter a valid email address along with your social security number.

            If you elect to receive your Duke Energy materials via the internet, you can still request paper copies by contacting Investor Relations at (800) 488-3853 or at http://www.duke-energy.com/contactIR.

Householding Information

            Duke Energy has adopted a procedure called "householding," which has been approved by the SEC, for shareholders of record on February 1, 2003. Under this procedure, a single copy of the annual report and proxy statement is sent to any household at which two or more shareholders reside, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Each shareholder will continue to receive separate proxy cards, and householding will not affect dividend check mailings, or InvestorDirect Choice Plan statement mailings, in any way.

            This year, we are seeking consent to householding from shareholders who became shareholders of record after February 1, 2003, and from shareholders who have previously revoked their consent but wish to participate in householding. If you provide consent this year or, if you have already consented to householding, householding will continue until you are notified otherwise or until you notify Investor Relations by telephone at (800) 488-3853, at www.duke-energy.com/contactIR, or by mail at P.O. Box 1005, Charlotte, NC 28201-1005, that you wish to continue to receive separate annual reports and proxy statements. You will be removed from the householding program within 30 days of receipt of your notice. If you received a householded mailing this year and you would like to have additional copies of our annual report and proxy statement mailed to you, please submit your request to Investor Relations at the number or address above. We will promptly send additional copies of the annual report and proxy statement upon receipt of such request.

            A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

Appendix A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DUKE ENERGY HOLDING CORP.

            DUKE ENERGY HOLDING CORP., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

            1.         The name of the corporation is Duke Energy Holding Corp. The name under which the corporation was originally incorporated was Deer Holding Corp. The name of the corporation was changed to Duke Energy Holding Corp. on June 21, 2005. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 3, 2005.

            2.         This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and by the unanimous written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, restates and integrates and further amends the provisions of the Certificate of Incorporation as amended or supplemented heretofore. As so restated and integrated and further amended, the Amended and Restated Certificate of Incorporation (hereinafter, this "Certificate of Incorporation") reads as follows:

ARTICLE FIRST
 Name

            The name of the corporation is Duke Energy Corporation.

ARTICLE SECOND
 Registered Office

            The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE THIRD
 Purpose

            The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE FOURTH
 Capital Stock

            (a)       The aggregate number of shares of stock that the Corporation shall have authority to issue is two billion forty-four million (2,044,000,000) shares, consisting of two billion (2,000,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and forty-four million (44,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

            (b)       The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of Preferred Stock to the full extent now or hereafter permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

            (c)       Subject to applicable law and the rights, if any, of the holders of any class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation in its discretion shall determine. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock with dividends the rate of which is calculated by reference to, and the payment of which is concurrent with, dividends on shares of Common Stock.

            (d)       In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any class or series of the Preferred Stock, the net assets of the Corporation available for distribution to stockholders of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests. If the assets of the Corporation are not sufficient to pay the amounts, if any, owing to holders of shares of Preferred Stock in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the class or series of Preferred Stock. Neither the merger or consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph, except to the extent specifically provided in any certificate of designation for any class or series of Preferred Stock. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock for which the amount to be distributed upon any liquidation, dissolution or winding up of the Corporation is calculated by reference to, and the payment of which is concurrent with, the amount to be distributed to the holders of shares of Common Stock.

            (e)       Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any class or series of Preferred Stock, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of stockholders.

            (f)        Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of Common Stock shall vote together as a class, and every holder of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in such holder's name on the books of the Corporation; provided, however, that, except as otherwise required by law, or unless provided in any certificate of designation for any class or series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to applicable law. Subject to the rights of the holders of any class or series of Preferred Stock, stockholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the Corporation and no stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE FIFTH
 Board of Directors

            (a)       The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (b)       Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall not be less than nine (9) nor more than eighteen (18), as may be fixed from time to time by the Board of Directors.

            (c)       A director may be removed from office with or without cause; provided, however, that, subject to applicable law, any director elected by the holders of any series of Preferred Stock may be removed without cause only by the holders of a majority of the shares of such series of Preferred Stock.

            (d)       Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

            (e)       Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the directors shall be elected by the holders of voting stock and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

            (f)        Election of directors need not be by written ballot unless the By-Laws so provide.

            (g)       In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE SIXTH
 Action by Stockholders; Books of the Corporation

            (a)       Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

            (b)       Any action required or permitted to be taken at any Annual or Special Meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only if consent in writing setting forth the action so taken is signed by all the holders of the Corporation's issued and outstanding capital stock entitled to vote thereon.

ARTICLE SEVENTH
 Amendment of Certificate of Incorporation

            The Corporation reserves the right to supplement, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, this ARTICLE SEVENTH and sections (b) and (d) of ARTICLE FIFTH may not be supplemented, amended, altered, changed, or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such supplement, amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least 75% of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE EIGHTH
 Amendment of By-Laws

            In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter or amend the By-Laws of the Corporation. No By-Laws may be adopted, repealed, altered or amended in any manner that would be inconsistent with this Amended and Restated Certificate of Incorporation (as it may be adopted, repealed, altered or amended from time to time in accordance with ARTICLE SEVENTH).

ARTICLE NINTH
 Limitation of Liability

            Except to the extent elimination or limitation of liability is not permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty in such capacity. Any repeal or modification of this ARTICLE NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE TENTH
 Liability of Stockholders

            The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts, and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

ARTICLE ELEVENTH
 Effectiveness

            This Amended and Restated Certificate of Incorporation is to become effective at             on                          .

Appendix B

CDB Energy Services Executive Compensation Database

AEI Services
Allegheny Energy
Allete
Alliant Energy
Ameren
American Electric
  Power
Areva NP
ATC Management
Atmos Energy
Avista
BG US Services
Black Hills Power
  and Light
California Independent
  System Operator
Calpine
CenterPoint Energy
CH Energy Group
Cleco
CMS Energy
Colorado Springs
  Utilities
Consolidated Edison
Constellation Energy
Covanta Holdings
CPS Energy
DCP Midstream
Direct Energy
Dominion Resources
DPL
DTE Energy
E.ON U.S.
Edison International	El Paso Corporation
Electric Power
  Research Institute
Enbridge Energy
Energen
Energy Future
  Holdings
Energy Northwest
Entergy
EPCO
ERCOT
Exelon
FirstEnergy
First Solar
GDF SUEZ Energy
  North America
Hawaiian Electric
IDACORP
Integrys Energy
  Group
ISO New England
Kinder Morgan
LES
Lower Colorado
  River Authority
MDU Resources
MGE Energy
Midwest Independent
  Transmission
    System Operator
Mirant
New York Independent
System Operator	New York Power
  Authority
NextEra Energy
Nicor
Northeast Utilities
NorthWestern
  Energy
NRG Energy
NSTAR
NV Energy
NW Natural
OGE Energy
Oglethorpe Power
Omaha Public Power
Pacific Gas &
  Electric
Pepco Holdings
Pinnacle West
  Capital
PJM Interconnection
PNM Resources
Portland General
  Electric
PPL
Progress Energy
Proliance Holdings
Public Service
  Enterprise Group
Puget Energy
Regency Energy
Partners LP	RRI Energy
Salt River Project
Santee Cooper
SCANA
Sempra Energy
Southern Company
  Services
Southern Maryland
  Electric Cooperative
Southern Union
  Company
Southwest Power
  Pool
Spectra Energy
STP Nuclear
  Operating
TECO Energy
Targa Resources
Tennessee Valley
  Authority
TransCanada
UIL Holdings
UniSource Energy
Unitil
Vectren
Westar Energy
Westinghouse
  Electric
Wisconsin Energy
Wolf Creek Nuclear
Xcel Energy

B-1

Appendix C

CDB General Industry Executive Compensation Database

A&P
ACH Food
Agrium
Air Liquide
Alcatel-Lucent
Alcoa
Amgen
ARAMARK
Arrow Electronics
Automatic Data
  Processing
Baxter
  International
BJ's Wholesale Club
Boehringer Ingelheim
Bovis Lend Lease
Bristol-Myers Squibb
Carnival
Cemex
Colgate-Palmolive
ConAgra Foods
Covidien
Cox Enterprises
CSX
Daiichi Sankyo	Dannon
Dean Foods
Diageo North
  America
Eaton
Eli Lilly
EMC
Evergreen Packaging
Fluor
Freeport-McMoRan
  Copper & Gold
Gap
Gavilon
General Mills
Goodyear Tire
  & Rubber
Grupo Ferrovial
H.J. Heinz
Henkel of America
Hilton Worldwide
IKON Office Solutions
ITT
Jabil Circuit
Jacobs Engineering	KBR
Kellogg
Kimberly-Clark
Kohl's
L-3 Communications
Lafarge
  North America
Land O'Lakes
Lear
Marriott
  International
McDonald's
Medtronic
Monsanto
Mosaic
Motorola
Murphy Oil
Navistar International
NIKE
Novo Nordisk
  Pharmaceuticals
Occidental Petroleum
Office Depot
Parker Hannifin
PPG Industries
Praxair	QUALCOMM
R.R. Donnelley
SAIC
SCA Americas
Schlumberger
Seagate Technology
Sodexo
Starbucks
Sybron Dental
  Specialties
Takeda
  Pharmaceutical
    Company Limited
Textron
Time Warner Cable
TRW Automotive
TUI Travel
Tyco Electronics
U.S. Foodservice
Union Pacific
United Airlines
United States Steel
Viacom
Waste Management
Yum! Brands

C-1

2012 Annual Meeting of Shareholders
May 3, 2012 at 10:00 a.m. local time

Duke Energy Corporation
O.J. Miller Auditorium
526 South Church Street
Charlotte, NC 28202

Directions to Annual Meeting of Shareholders

From I-77 North:
Take the Morehead Street exit - 10A
Turn Left onto Morehead Street
Turn Left onto Mint Street
Mint Street Parking Deck located adjacent to Bank of America Stadium

From I-77 South:
Take the I-277/John Belk Freeway/US-74/Wilkinson Blvd. exit - 9B
Merge onto I-277 N/US-74 E.
Take the Carson Blvd. exit - 1D
Stay straight to Carson Blvd.
Turn Left onto Mint Street
Mint Street Parking Deck located adjacent to Bank of America Stadium

Free parking available in the Mint Street Parking Deck.
1 -526 South Church Street
2 -Mint Street Parking Deck
3 -Bank of America Stadium

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date DUKE ENERGY CORPORATION The Board of Directors recommends a vote "For All" Director nominees. The Board of Directors recommends a vote "For" Proposals 2, 3, and 4. 01) William Barnet, III 02) G. Alex Bernhardt, Sr. 03) Michael G. Browning 04) Daniel R. DiMicco 05) John H. Forsgren 06) Ann Maynard Gray 07) James H. Hance, Jr. 08) E. James Reinsch 09) James T. Rhodes 10) James E. Rogers 11) Philip R. Sharp 2. Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent public accountant for 2012 1. Election of directors: 3. Advisory vote to approve Duke Energy Corporation's named executive officer compensation 5. Shareholder proposal regarding the issuance of a report on the fi nancial risks of continued reliance on coal 6. Shareholder proposal regarding an amendment to our organizational documents to require majority voting for the election of directors M41536-P19647 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Wednesday, May 2, 2012. Have your proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, May 2, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. DUKE ENERGY CORPORATION 550 SOUTH TRYON ST. CHARLOTTE, NC 28202 I have provided written comments on the back of this card. The Board of Directors recommends a vote "Against" Proposals 5 and 6. 4. Amendment of the Amended and Restated Certifi cate of Incorporation of Duke Energy Corporation For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except For Against Abstain

M41537-P19647 Comments: (If you noted any Comments above, please mark corresponding box on the reverse side.) DUKE ENERGY CORPORATION Annual Meeting of Shareholders May 3, 2012 at 10:00 a.m. O.J. Miller Auditorium 526 South Church Street Charlotte, North Carolina PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James E. Rogers, Lynn J. Good and Marc E. Manly, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of Duke Energy Corporation of the undersigned at the annual meeting of shareholders to be held in the O.J. Miller Auditorium, 526 South Church Street, Charlotte, North Carolina, on May 3, 2012 and at any adjournment thereof, upon all subjects that may come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the individuals designated above will vote for the election of all director nominees under Proposal 1, for Proposals 2, 3 and 4, against Proposals 5 and 6, and at their discretion on any other matter that may come before the meeting. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. Directions to Annual Meeting of Shareholders Duke Energy O.J. Miller Auditorium 526 South Church Street Charlotte, NC 28202 From I-77 North: Take the Morehead Street exit - 10A Turn Left onto Morehead Street Turn Left onto Mint Street Mint Street Parking Deck located adjacent to Bank of America Stadium From I-77 South: Take the I-277/John Belk Freeway/US-74/Wilkinson Blvd. exit - 9B Merge onto I-277 N/US-74 E. Take the Carson Blvd. exit - 1D Stay straight to Carson Blvd. Turn Left onto Mint Street Mint Street Parking Deck located adjacent to Bank of America Stadium Free parking available in the Mint Street Parking Deck 1 -526 South Church Street 2 -Mint Street Parking Deck 3 -Bank of America Stadium

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date DUKE ENERGY CORPORATION The Board of Directors recommends a vote "For All" Director nominees. The Board of Directors recommends a vote "For" Proposals 2, 3, and 4. 01) William Barnet, III 02) G. Alex Bernhardt, Sr. 03) Michael G. Browning 04) Daniel R. DiMicco 05) John H. Forsgren 06) Ann Maynard Gray 07) James H. Hance, Jr. 08) E. James Reinsch 09) James T. Rhodes 10) James E. Rogers 11) Philip R. Sharp 1. Election of directors: 2. Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent public accountant for 2012 3. Advisory vote to approve Duke Energy Corporation's named executive officer compensation 5. Shareholder proposal regarding the issuance of a report on the financial risks of continued reliance on coal 6. Shareholder proposal regarding an amendment to our organizational documents to require majority voting for the election of directors The Board of Directors recommends a vote "Against" Proposals 5 and 6. 4. Amendment of the Amended and Restated Certificate of Incorporation of Duke Energy Corporation For Against Abstain For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except THIS FORM MUST BE PROPERLY COMPLETED, SIGNED, DATED, AND RECEIVED BY THE TRUSTEE BY 11:59 P.M. EASTERN TIME ON APRIL 27, 2012. IF YOUR VOTING INSTRUCTIONS ARE NOT RECEIVED BY THIS ESTABLISHED DEADLINE, YOUR VOTING INSTRUCTIONS WILL NOT BE TABULATED AND, THEREFORE, THE TRUSTEE WILL VOTE PLAN SHARES FOR WHICH IT DOES NOT RECEIVE VOTING DIRECTIONS IN THE SAME PROPORTION AS SHARES FOR WHICH IT RECEIVES DIRECTIONS FROM PARTICIPANTS, UNLESS TO DO SO WOULD BE CONTRARY TO ITS FIDUCIARY RESPONSIBILITY. YOUR VOTING INSTRUCTIONS TO THE TRUSTEE ARE CONFIDENTIAL AS EXPLAINED IN THE ACCOMPANYING NOTICE TO PLAN PARTICIPANTS. Please sign exactly as your name appears hereon. Please sign and date the card where indicated below before mailing. Vote 24 hours a day 7 days a week! Your vote must be received by 11:59 P.M. Eastern Time on Friday, April 27, 2012 in order to be counted in the final tabulation. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on Friday, April 27, 2012. Have your proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on Friday, April 27, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. FIDELITY MANAGEMENT TRUST COMPANY C/O SHAREHOLDER SERVICES 526 SOUTH CHURCH ST. CHARLOTTE, NC 28202 M41538-Z57067

TO BE SIGNED AND DATED ON THE REVERSE SIDE M41539-Z57067 DUKE ENERGY CORPORATION VOTING INSTRUCTIONS TO TRUSTEE FOR THE DUKE ENERGY RETIREMENT SAVINGS PLAN, DUKE ENERGY RETIREMENT SAVINGS PLAN FOR LEGACY CINERGY UNION EMPLOYEES (MIDWEST) AND DUKE ENERGY RETIREMENT SAVINGS PLAN FOR LEGACY CINERGY UNION EMPLOYEES (IBEW 1393) ANNUAL MEETING OF SHAREHOLDERS OF DUKE ENERGY CORPORATION - MAY 3, 2012 The undersigned participant in the applicable plan referenced above (the "Plan") hereby instructs Fidelity Management Trust Company as Trustee under the Plan ("Trustee"), to vote in accordance with the instructions on the reverse side all shares of common stock of Duke Energy Corporation ("Duke Energy") credited, as of March 5, 2012, to the account of the undersigned under the Plan, and to represent the undersigned at Duke Energy's Annual Meeting of Shareholders to be held on Thursday, May 3, 2012, and at any adjournments or postponements thereof, and to act in its discretion upon other matters as may properly come before the meeting or any adjournments or postponements thereof, all as set forth in the accompanying Notice to Plan Participants dated March 22, 2012 and/or Duke Energy's Proxy Statement, the receipt of each the undersigned acknowledges. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. ADMISSION TICKET Please bring this ticket to the Annual Meeting. It will expedite your admittance when presented upon your arrival. DUKE ENERGY CORPORATION 2012 Annual Meeting of Shareholders Thursday, May 3, 2012, at 10:00 A.M. (local time) O.J. Miller Auditorium 526 South Church Street Charlotte, North Carolina PLEASE ADMIT Non-Transferable